Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CAFEPRESS.COM, INC.

AND

CANVAS ON DEMAND, LLC

Dated as of September 1, 2010

Table of Contents

SECTION 1. DEFINITIONS		1
1.1	Definitions	1

SECTION 2. PURCHASE OF ASSETS/ASSUMPTION OF LIABILITIES		9
2.1	Purchase of Assets	9
2.2	Excluded Assets	10
2.3	Assumed Liabilities and Obligations	11
2.4	Excluded Liabilities and Obligations	11
2.5	Assumption and Assignment of Assumed Contracts	12

SECTION 3. TRANSACTION CONSIDERATION		13
3.1	Transaction Consideration	13
3.2	Groupon Agreement	14
3.3	Termination Right	15
3.4	Effect of Termination	15
3.5	Asset Transfer; Taxes	15

SECTION 4. CLOSING		16
4.1	Closing	16
4.2	Transfer of Possession	16
4.3	Deliveries at the Closing	16

SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER		17
5.1	Organization, Good Standing, Corporate Power and Qualification	17
5.2	Capitalization	17
5.3	Subsidiaries	18
5.4	Voting	18
5.5	Due Authorization	18
5.6	Governmental Consents	18
5.7	Litigation	18
5.8	Invention Assignment and Confidentiality Agreement	19
5.9	Intellectual Property	19
5.10	Compliance with Law and Documents; Consents	20
5.11	Title to Property and Assets	21
5.12	Related-Party Transactions	21
5.13	Financial Statements	22
5.14	Activities Since Balance Sheet Date	22
5.15	Contracts; Action	23
5.16	Employee Benefit Plans	24
5.17	Employees; Employment Matters	25
5.18	Insurance	26
5.19	Taxes	26
5.20	Investment Company	26
5.21	Non-Foreign Status	27

i

5.22	Accounts Receivable	27
5.23	Inventory	27
5.24	Warranty Obligations	27
5.25	Material Relationships	27
5.26	No Finder’s Fees	28
5.27	Full Disclosure	28
5.28	Acquisition of Shares	28

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER		29
6.1	Organization, Good Standing, Corporate Power and Qualification	30
6.2	Capitalization	30
6.3	Due Authorization	31
6.4	Valid Issuance of Stock	31
6.5	Governmental Consents	31
6.6	Compliance with Law and Documents	31
6.7	Financial Statements	32
6.8	Activities Since Balance Sheet Date	32
6.9	Taxes	32
6.10	Litigation	32

SECTION 7. COVENANTS		33
7.1	Assignment of Contracts and Claims	33
7.2	Filing of Appropriate Tax Forms	33
7.3	Maintenance of the Acquired Business	34
7.4	Further Assurances; Conveyance of Assets	35
7.5	Satisfaction of Conditions Precedent	35
7.6	Employment Matters	36
7.7	Handling of Prior Claims	37
7.8	Mail, E-mails and Web Traffic	37
7.9	Facility Access	37
7.10	Publicity	37

SECTION 8. CONDITIONS PRECEDENT TO THE CLOSING BY BUYER		37
8.1	Representations and Warranties	37
8.2	Performance	38
8.3	No Action	38
8.4	Material Adverse Effect	38
8.5	Receipt of Assumed Contracts and Intellectual Property	38
8.6	Certificates	38
8.7	No Encumbrances	38
8.8	Required Consents Obtained	38
8.9	Termination of Employment; Waiver of Rights	39
8.10	Employment Arrangements with Key Employees	39
8.11	Non-Competition Agreements	39
8.12	Bill of Sale; Assumption Agreement	39
8.13	Minimum Cash	39
8.14	Services Agreement	39

ii

SECTION 9. CONDITIONS PRECEDENT TO THE CLOSING BY SELLER		39
9.1	Representations and Warranties	39
9.2	Performance	39
9.3	Transaction Consideration	39
9.4	Certificates	40
9.5	No Actions	40
9.6	Bill of Sale; Assumption Agreement	40
9.7	Services Agreement	40

SECTION 10. INDEMNIFICATION		40
10.1	Survival of Representations, Warranties and Covenants	40
10.2	Indemnification by Seller	40
10.3	Claims for Indemnification; Resolutions of Conflicts	43
10.4	Satisfaction of Claims; Holdback Fund	44
10.5	Calculation of Damages; Other Limitations	45
10.6	Sole and Exclusive Remedy	46
10.7	Tax Cooperation	46
10.8	Adjustment of Transaction Consideration	46

SECTION 11. GENERAL PROVISIONS		47
11.1	Notices	47
11.2	Expenses	48
11.3	Counterparts; Facsimile or .PDF Signatures	48
11.4	Governing Law	48
11.5	Integration and Construction	48
11.6	Waivers and Amendments	48
11.7	Injunctive Relief; Indemnification	48
11.8	Submission to Jurisdiction	49
11.9	Successors and Assigns	49
11.10	Severability	49
11.11	Time of Essence	49
11.12	No Obligation to Third Parties	49

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of September 1, 2010, by and between CAFEPRESS.COM, INC., a Delaware corporation (“Buyer”), and CANVAS ON DEMAND, LLC, a North Carolina limited liability company (“Seller”).

Recitals

1. Seller is engaged in the business of transforming photographs and images into canvas works of art (the “Acquired Business”).

2. Effective on the Closing Date (as defined below), (a) Seller desires to sell, assign transfer, convey and deliver to Buyer, and Buyer desires to purchase and acquire from Seller, all its rights, title and interest in and to the Assets and (b) Buyer desires to assume and become responsible for the Assumed Liabilities, on the terms and subject to the conditions hereinafter set forth (the “Transaction”).

3. The Board of Directors of Buyer has declared that it deems the Transaction, the Agreement and the Related Agreements to be in the best interest of Buyer and its stockholders, and deems it advisable and in the best interests of Buyer’s stockholders to consummate, and has approved, this Agreement and the Related Agreements and the transactions contemplated hereby and thereby on the terms and conditions set forth herein and therein.

4. The Managers of Seller have declared that they deem the Transaction, the Agreement and the Related Agreements to be in the best interest of Seller and its members, and deem it advisable and in the best interests of Seller’s members to consummate, and have approved, this Agreement and the Related Agreements and the transactions contemplated hereby and thereby on the terms and conditions set forth herein and therein.

5. The holders of the aggregate percentage of membership interests of Seller necessary to approve this Agreement and the transactions contemplated hereby as required under (a) applicable law, (b) Seller’s articles of organization and operating agreement and (c) any applicable agreements by or among Seller and any holders of membership interests in Seller (together, the “Required Member Approval”) have approved, or immediately following the execution of this Agreement will approve, this Agreement, the Related Agreements and the Transaction.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

(a) “2007 Financials” shall have the meaning ascribed to such term in Section 5.13.

(b) “2008 Financials” shall have the meaning ascribed to such term in Section 5.13.

(c) “2009 Buyer Financials” shall have the meaning ascribed to such term in Section 6.7.

(d) “2009 Financials” shall have the meaning ascribed to such term in Section 5.13.

(e) “2010 Buyer Financials” shall have the meaning ascribed to such term in Section 6.7.

(f) “2010 Financials” shall have the meaning ascribed to such term in Section 5.13.

(g) “Acquired Business” shall have the meaning ascribed to such term in the first recital to this Agreement.

(h) “Action” shall have the meaning ascribed to such term in Section 10.2(a).

(i) “Additional Cash or Securities” shall have the meaning ascribed to such term in Section 10.4(b).

(j) “Applicable Extended Expiration Date” shall have the meaning ascribed to such term in Section 10.1.

(k) “Assets” shall have the meaning ascribed to such term in Section 2.1.

(l) “Assignment Excluded Asset” shall have the meaning ascribed to such term in Section 2.5.

(m) “Assumed Contracts” shall have the meaning ascribed to such term in Section 2.1(a).

(n) “Assumed Liabilities” shall have the meaning ascribed to such term in Section 2.3.

(o) “Assumption Agreement” shall have the meaning ascribed to such term in Section 4.3(d).

(p) “Basket” shall have the meaning ascribed to such term in Section 10.2(d)(i).

(q) “Bill of Sale” shall have the meaning ascribed to such term in Section 4.3(e).

(r) “Buyer Balance Sheet” shall have the meaning ascribed to such term in Section 6.7.

(s) “Buyer Common Stock” shall have the meaning ascribed to such term in Section 6.2(b).

(t) “Buyer Financial Statements” shall have the meaning ascribed to such term in Section 6.7.

(u) “Buyer Indemnified Parties” shall have the meaning ascribed to such term in Section 10.2(a).

(v) “Buyer Plans” shall have the meaning ascribed to such term in Section 6.2(c).

(w) “Buyer Preferred Stock” shall have the meaning ascribed to such term in Section 6.2(a).

(x) “Cash” shall have the meaning ascribed to such term in Section 2.1(k).

(y) “Cash Consideration” shall have the meaning ascribed to such term in Section 3.1(a).

(z) “Claim” shall have the meaning ascribed to such term in Section 10.3(a).

(aa) “Claim Certificate” shall have the meaning ascribed to such term in Section 10.3(a)

(bb) “Claim Date” shall have the meaning ascribed to such term in Section 10.3(a).

(cc) “Closing” or “Closing Date” shall have the meaning ascribed to such terms in Section 4.1.

(dd) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder.

(ee) “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(ff) “Contract” means any written agreement, contract, subcontract, lease, instrument, note, evidence of indebtedness, indenture, mortgage, security agreement, warranty or other legally binding commitment.

(gg) “Damages” shall have the meaning ascribed to such term in Section 10.2(a).

(hh) “DOL” shall have the meaning ascribed to such term in Section 5.16(a).

(ii) “Earn-Out Payments” shall mean five payments, payable by Buyer, subject to, and in accordance with Section 2.2 and Schedule 3.1(c) hereto, in cash equal to (i) up to $2,125,000 (the “First Earn-Out Payment”), (ii) up to $2,125,000 (the “Second Earn-Out Payment”), (iii) up to $4,250,000 (the “Third Earn-Out Payment”), (iv) $500,000 (the “Fourth Earn-Out Payment”), and (v) up to $4,250,000 (the “Fifth Earn-Out Payment”).

(jj) “Employment Agreements” shall have the meaning ascribed to such term in Section 2.2.

(kk) “Encumbrance” means any Liens, claims, encumbrances, interests, liabilities, options, charges, obligations, moral rights, rights of third parties (express or implied), restrictions, licenses and interests of any kind or nature other than (i) encumbrances for Taxes, assessments or governmental charges or claims that are not yet due or are being contested in good faith, (ii) encumbrances to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business, (iii) restrictions on transfer arising under any applicable securities laws, or (iv) security interests, purchase money liens or similar encumbrances in favor of lessors with respect to leased personal property included on Schedule 1.1(kk) hereto. Notwithstanding the foregoing, an Encumbrance shall not mean any right granted to a third party expressly pursuant to the terms of an Assumed Contract set forth on Schedule 2.1(a) attached hereto, including, without limitation, license agreements entered into by Seller.

(ll) “ERISA” shall have the meaning ascribed to such term in Section 8.1.

(mm) “ERISA Affiliate” shall have the meaning ascribed to such term in Section 5.16(a).

(nn) “Excluded Assets” shall have the meaning ascribed to such term in Section 2.2.

(oo) “Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.4.

(pp) “Fraudulent Breach” and “Fraudulent Breaches” shall have the meaning ascribed to such terms in Section 10.1.

(qq) “Full Distribution” shall have the meaning ascribed to such term in Section 10.4(d)(ii).

(rr) “Fundamental Representations” shall have the meaning ascribed to such term in Section 10.1.

(ss) “GAAP” shall mean United States generally accepted accounting principles, consistently applied.

(tt) “General Expiration Date” shall have the meaning ascribed to such term in Section 10.1.

(uu) “Governmental Authority” means any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, without limitation, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc.

(vv) “Governmental Authorization” means any permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

(ww) “Groupon Agreement” shall mean that certain Merchant Agreement between Seller and Groupon, Inc., effective as of April 6, 2010, as amended by the Groupon Amendment between Seller and Groupon, Inc., effective as of August 23, 2010.

(xx) “Holdback Fund” shall have the meaning ascribed to such term in Section 3.1(b).

(yy) “Holdback Shares” shall have the meaning ascribed to such term in Section 3.1(b).

(zz) “Intellectual Property” means all of Seller’s intellectual property, as well as all rights therein, whether developed, acquired, licensed or otherwise used by Seller, including, without limitation, all technology and all of the following: (a) patents, patent rights, copyrights and copyrightable works; (b) registrations, applications and renewals for any of the foregoing; (c) trade secrets, inventions, invention disclosures, confidential information and know-how (including, without limitation, ideas, business and marketing plans, customer lists, vendor and supplier lists, customer data bases, customer purchasing history and other customer information) and related information of the Acquired Business and rights thereto (the “Trade Secrets”); (d) Software; (e) documentation relating to the Software; (f) Software tools and methodologies; (g) user data; (h) any trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, URLs and Internet domain names; and (i) any and all content created for or used in Seller’s product offerings and the Acquired Business.

(aaa) “IRS” shall have the meaning ascribed to such term in Section 5.16(a).

(bbb) “Key Employees” means Tom Lotrecchiano and Joe Schmidt.

(ccc) “knowledge” of a Person means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other Person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and directors of such Person, and (iii) in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after reasonable inquiry.

(ddd) “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, order, code, edict, decree, consent decree, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including, but not limited to, any bulk transfer laws.

(eee) “Liability” means any indebtedness, liability, loss or cost (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, any liability for Taxes.

(fff) “Lien” shall mean any interest in property securing an obligation, whether such interest is based on common law, statute or contract (and including, but not limited to, any security interest or lien arising from a mortgage, claim, encumbrance, pledge, charge, easement, servitude, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes), reservations, exceptions, covenants, conditions, restrictions, leases, subleases, licenses, occupancy agreements, pledges, charges, assessments, covenants, reservations, defects in title, encroachments and other burdens, and other title exceptions and encumbrances affecting property of any nature, whether accrued or unaccrued, tangible or intangible, or absolute or contingent.

(ggg) “Material Adverse Effect” shall mean any circumstance, change in or effect on, the Assets or the Acquired Business that, individually or in the aggregate with any other circumstances, changes in, or effects on the Assets or the Acquired Business (A) has had or is reasonably expected to have a material adverse effect on the Assets or the Acquired Business, taken as a whole, or (B) has a material adverse effect on the ability of Seller to perform its obligations under this Agreement or any other agreement contemplated hereby, except for any such circumstances, changes in or effects resulting directly or indirectly from (i) changes in GAAP or any Requirement of Law; (ii) changes in the industries in which Seller operates and not specifically related to Seller or the Acquired Business (so long as Seller is not disproportionately affected thereby); (iii) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity; or (iv) changes in general economic conditions, Seller’s industry (so long as Seller is not disproportionately affected thereby) or the securities markets generally.

(hhh) “Material Contracts” shall have the meaning ascribed to such term in Section 5.15(b).

(iii) “Non-Competition Agreements” shall have the meaning ascribed to such term in Section 8.11.

(jjj) “Objection Deadline” shall have the meaning ascribed to such term in Section 10.3(b)(i).

(kkk) “Objection Notice” shall have the meaning ascribed to such term in Section 10.3(b)(i).

(lll) “Outside Date” shall have the meaning ascribed to such term in Section 3.3(e).

(mmm) “Partial Distribution” shall have the meaning ascribed to such term in Section 10.4(d)(i).

(nnn) “Party” shall refer to Seller and/or Buyer, as applicable.

(ooo) “Parties” shall refer to Seller and Buyer.

(ppp) “Person” means any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority including, without limitation, corporations, limited liability companies, partnerships, limited liability partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

(qqq) “Pre-Closing Taxes” shall have the meaning ascribed to such term in Section 2.4(b).

(rrr) “Prepaid Expenses” shall have the meaning ascribed to such term in Section 2.1(e).

(sss) “Prior Claim” shall have the meaning ascribed to such term in Section 7.7.

(ttt) “Receivables” shall have the meaning ascribed to such term in Section 2.1(f).

(uuu) “Records” shall have the meaning ascribed to such term in Section 2.1(b).

(vvv) “Required Consents” shall have the meaning ascribed to such term in Section 4.3(f).

(www) “Related Agreements” shall mean the Assumption Agreement, Bill of Sale, Employment Agreements and Non-Competition Agreements.

(xxx) “Release Date” shall have the meaning ascribed to such term in Section 3.1(b).

(yyy) “Replacement Cash or Securities” shall have the meaning ascribed to such term in Section 10.4(b).

(zzz) “Residual Distribution” shall have the meaning ascribed to such term in Section 10.4(d)(i).

(aaaa) “Restated Certificate” means Buyer’s Amended and Restated Certificate of Incorporation, as in effect on the date of this Agreement.

(bbbb) “Rights Agreement” shall have the meaning ascribed to such term in Section 5.28(e).

(cccc) “SEC” means the U.S. Securities and Exchange Commission.

(dddd) “Securities Act” means the Securities Act of 1933, as amended.

(eeee) “Seller Balance Sheet Date” shall have the meaning ascribed to such term in Section 5.13.

(ffff) “Seller Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to Buyer on behalf of Seller setting forth exceptions to, and disclosure with respect to, representations and warranties of Seller set forth herein.

(gggg) “Seller Employee Plan” shall have the meaning ascribed to such term in Section 5.16(a).

(hhhh) “Seller Financial Statements” shall have the meaning ascribed to such term in Section 5.13.

(iiii) “Services Agreement” shall have the meaning ascribed to such term in Section 2.5.

(jjjj) “Shares” shall have the meaning ascribed to such term in Section 3.1(a).

(kkkk) “Software” means the most current version of all of the computer software necessary for the operation of the Acquired Business as currently conducted, including the software set forth on Schedule 2.1(e) attached hereto, which includes Seller’s proprietary software and any licensed computer software and any computer application or other software programs created or developed for the Acquired Business by Seller, including, without limitation, additions or modifications which are intended to enhance or customize such software specifically for Seller’s exclusive use.

(llll) “Special Damages” shall have the meaning ascribed to such term in Section 10.2(d)(i).

(mmmm) “Tax” and “Taxes” shall have the meaning ascribed to such terms in Section 5.19(a).

(nnnn) “Tax Benefit” shall have the meaning ascribed to such term in Section 10.5(b).

(oooo) “Terminable Benefit Plans” shall have the meaning ascribed to such term in Section 7.6(b).

(pppp) “Transaction” shall have the meaning ascribed to such term in the second recital to this Agreement.

(qqqq) “Transaction Consideration” shall have the meaning ascribed to such term in Section 3.1(a).

(rrrr) “Transaction Consideration Allocation Agreement” shall have the meaning ascribed to such term in Section 7.6(b).

(ssss) “Unobjected Claim” shall have the meaning ascribed to such term in Section 10.3(b)(ii).

(tttt) “Warranty Obligations” shall have the meaning ascribed to such term in Section 5.24(a).

SECTION 2. PURCHASE OF ASSETS/ASSUMPTION OF LIABILITIES.

2.1 Purchase of Assets. On the terms and subject to the conditions and exceptions contained herein, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, on the Closing Date, and Buyer agrees to purchase and acquire from Seller as of the Closing Date (unless otherwise specified herein) all of Seller’s right, title and interest in, to and under substantially all of the assets of Seller (excluding the Excluded Assets), including, but not limited to, the following assets and properties, wherever located, whether tangible or intangible, personal or mixed, owned or held by Seller or Seller’s subsidiaries, which constitute all of Seller’s assets and properties relating to, necessary for or used by Seller in the Acquired Business, free and clear of all Encumbrances, except as otherwise specifically permitted in writing by Buyer, as such assets exist on the Closing Date (the assets to be purchased by Buyer being referred to as the “Assets”):

(a) Contracts and Other Agreements. The contracts, licenses, sublicenses and purchase orders (the “Assumed Contracts”), as set forth on Schedule 2.1(a) attached hereto;

(b) Books, Records, Lists and Other Data. All files, books, records, surveys, and all computer programs, Software, hardware, firmware, tapes and other materials used to store, record or produce such data, owned or leased by Seller as of the Closing Date that relate primarily to, or are used directly in connection with the Acquired Business, including but not limited to customer lists, customer data base and customer purchasing history of the Acquired Business (collectively, “Records”);

(c) Licenses, Permits. Except for those which are not assignable by operation of law (e.g., qualifications of Seller to do business as a foreign entity in a given jurisdiction) or by their terms, all material federal, state, local and other Governmental Authorizations that relate primarily to the Acquired Business or are used primarily in connection with the Assets;

(d) Intellectual Property. The Intellectual Property relating to, necessary for or used by Seller in the operation of the Acquired Business or that otherwise relates to the Acquired Business, including, but not limited to the Intellectual Property listed on Schedule 2.1(d) attached hereto;

(e) Prepayments. All expenses pre-paid by Seller pursuant to the Assumed Contracts concerning services to be performed on or after the Closing Date (collectively, the “Prepaid Expenses”);

(f) Receivables. Any and all backlog orders, accounts receivable, notes, deposits and other amounts receivable by Seller from third parties (collectively, the “Receivables”);

(g) Inventory. All inventory and work-in-progress of Seller, and all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to Seller with respect to services performed by, or products sold by, Seller on or prior to the Closing Date, including but not limited to, those inventories, work-in-progress, rights and fees set forth in Schedule 2.1(g) attached hereto;

(h) Tangible Assets. All equipment and other tangible assets of Seller, used or intended to be used by Seller primarily in the Acquired Business or that otherwise primarily relate to the Acquired Business, including, but not limited to the items set forth in Schedule 2.1(h) attached hereto;

(i) Goodwill. All goodwill incident to the items set forth in Sections 2.1(a)-(h) above;

(j) Other Purchased Assets. All other assets of Seller used or intended to be used by Seller primarily in the Acquired Business or that otherwise primarily relate to the Acquired Business, including, but not limited to the items described on Schedule 2.1(j) attached hereto, including all phone and fax numbers, including all toll-free numbers and domain names, of Seller for the Acquired Business;

(k) Cash. All cash and cash equivalents of Seller on hand, in lock boxes, in financial institutions or elsewhere, including pending deposits under credit card processing arrangements (collectively, “Cash”); and

(l) Assets as Reflected on Video. All assets of Seller reflected in that certain video recorded by Seller on August 8, 2010 relating to, necessary for or used by Seller in the Acquired Business.

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Assets do not include, and Buyer is not purchasing or assuming any liability for, any of the assets identified on Schedule 2.2 or any of the following (collectively, the “Excluded Assets”), the ownership of and the liability for which are retained by Seller following the Closing Date:

(a) Subsidiaries/Investments. The membership interests or equity interests of all subsidiaries, joint ventures or investments of Seller, if any;

(b) Tax Refunds. The rights to any of Seller’s claims (whether or not filed) for any federal, state, local or foreign Tax refunds or carrybacks;

(c) Insurance. All insurance policies and all rights of Seller to insurance claims, related refunds and proceeds thereunder;

(d) Certain Rights. The rights which accrue or will accrue under this Agreement or any agreement, schedule, exhibit or certificate delivered in connection with this Agreement;

(e) Personnel Records. All personnel records and other records that Seller is required by law to retain in its possession or is not permitted under law to provide to Buyer; and

(f) Certain Claims. All actions, claims, causes of action, rights of recovery, causes of action and rights of setoff of any kind arising before, on or after the Closing Date relating to the items set forth above in this Section 2.2 or to any Excluded Liabilities.

2.3 Assumed Liabilities and Obligations. On the terms and subject to the conditions and exceptions contained herein, as of the Closing Date, Buyer agrees to assume and become responsible for (unless otherwise specified herein) only (i) Seller’s obligations to be performed on or after the Closing Date pursuant to and in accordance with the Assumed Contracts, subject to Section 2.5 hereof; (ii) accounts payable, accruals and other obligations existing as of the Closing Date and arising in the ordinary course of the Acquired Business in an amount not to exceed $376,000 in the aggregate; (iii) any Liability relating to the Assets or the Acquired Business that may arise, accrue or occur on or after the Closing Date and which is not the result of an action or omission of Seller prior to or otherwise due by Seller as of the Closing Date; and (iv) Liabilities in the aggregate amount of up to $21,000 for any accrued but unused personal, sick, or vacation time or other paid time off to which any employee of Seller is entitled (collectively, the “Assumed Liabilities”) and Buyer does not assume and will not be responsible or liable for any other Liabilities and obligations of Seller (including, without limitation, the Excluded Liabilities set forth in Section 2.4). Seller shall not amend, adjust or compromise any Assumed Liabilities from the date hereof without the prior knowledge and written consent of Buyer.

2.4 Excluded Liabilities and Obligations. Notwithstanding anything to the contrary contained in this Agreement, Buyer will not assume or be liable for and Seller will retain and remain responsible for all of Seller’s debts, Liabilities and obligations of any nature whatsoever (other than the Assumed Liabilities set forth in Section 2.3), whether accrued or unaccrued, whether absolute or contingent, whether known or unknown, whether due or to become due and whether related to the Acquired Business and the Assets or otherwise, and regardless of when asserted (collectively, the “Excluded Liabilities”). The Excluded Liabilities include, without limitation, the following:

(a) Liabilities Under This Agreement. All of Seller’s Liabilities and obligations under this Agreement or under any other agreement between Seller, on the one hand, and Buyer, on the other hand, entered into on or after the date hereof;

(b) Taxes. Any Liability for or in respect of the payment of any Taxes arising out of or relating to the ownership or use of the Acquired Business prior to the Closing Date (such Taxes, collectively, the “Pre-Closing Taxes”);

(c) Accounts Payable. Other than the Assumed Liabilities, any and all accounts payable of Seller;

(d) Breach of Contract/Violation of Law. All of Seller’s Liabilities or obligations arising out of or in connection with (i) the breach by Seller of any contract or agreement, including the Assumed Contracts including, without limitation, any liabilities or obligations resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, or environmental matters concerning or in connection with the operation of the Acquired Business and the use of the

Assets (including, without limitation, those arising under any and all applicable securities, environmental, health and safety laws), in each case by Seller and occurring before the Closing Date, or any damages to third parties resulting from acts, events or omissions of Seller occurring before the Closing Date; and (ii) any liability of Seller to third parties resulting from the negotiation of this Agreement and the consummation of the transactions contemplated hereby;

(e) Liabilities under Securities Laws. Any and all of Seller’s Liabilities or obligations arising out of or in connection with United States federal or state securities laws;

(f) Fees. All of Seller’s Liabilities or obligations for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement, or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including, without limitation, all attorneys’ and accountants’ fees, brokerage fees, consultants’ fees and finders’ fees that are Seller’s responsibility hereunder;

(g) Employee Plans and Other Employee Obligations. Other than Assumed Liabilities, Seller’s obligations and Liabilities that relate to any employee welfare benefit plan or any employee pension benefit plan (including unfunded pension plan liabilities and retiree health benefits) and any wages, salary, severance pay, other pay, benefits or compensation owed to any of Seller’s employees;

(h) Discontinued Operations. Any Liability or obligation pertaining to any discontinued operation owned or operated by Seller and related to or utilized by the Acquired Business as it was operated by Seller prior to the Closing Date;

(i) Indemnification. Any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, partner, trustee, employee, or agent of Seller or was serving at the request of Seller as a director, officer, partner, trustee, employee, or agent of another entity (regardless of whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and regardless of whether such indemnification is pursuant to any statute, organizational document, agreement, or otherwise); and

(j) Contracts. Any other vendor, financing, capital lease, or any other contract requiring Seller to make financial payments other than the Assumed Contracts.

2.5 Assumption and Assignment of Assumed Contracts. On the Closing Date, Seller shall assign the Assumed Contracts to Buyer. Notwithstanding anything herein to the contrary, if (a) the consent of any Person is required to assign to Buyer any Assets or any claim, right or benefit arising thereunder or resulting therefrom and (b) such consent has not been obtained on or prior to the Closing Date (each an “Assignment Excluded Asset”), (i) such Assignment Excluded Asset shall be deemed not to have been assigned to Buyer and Buyer shall be deemed not to have assumed any Liabilities related thereto, (ii) such failure shall not constitute a breach of this Agreement and (iii) from and after the Closing, with respect to each Assignment Excluded Asset, Seller shall cooperate in good faith with Buyer (which shall take the lead in such process) and use its reasonable best efforts to arrange for the transfer of such Assignment Excluded Asset to Buyer within thirty (30) days of the Closing Date, unless and until it becomes evident that such assignment is not reasonably practicable without undue cost or delay. Schedule 2.5 hereto sets forth all Assignment Excluded Assets. To facilitate the transfer of the Assignment Excluded Assets, Seller and Buyer hereby agree to provide each other certain services following the Closing pursuant to the terms of an Intercompany Services Agreement, in substantially the form attached hereto as Exhibit E (the “Services Agreement”). In the event Seller shall receive payment for accounts receivable, which constitute Assets, following the Closing, it shall promptly remit such payments to Buyer. In the event Buyer shall receive payment for accounts receivable, which constitute Excluded Assets, following the Closing, it shall promptly remit such payments to Seller.

SECTION 3. TRANSACTION CONSIDERATION.

3.1 Transaction Consideration.

(a) Closing Transaction Consideration. The aggregate purchase price to be paid by Buyer to Seller for the Assets shall consist of (i) Ten Million Dollars ($10,000,000) to be paid at the Closing or within one (1) business day thereafter, which shall consist of (A) $6,000,000 in cash (the “Cash Consideration”); (B) 526,316 shares of duly authorized, fully-paid, non-assessable, and when issued, validly issued shares of Buyer Common Stock (the “Shares”) (which Shares shall have an aggregate value of $3,000,001.20 upon issuance); and (C) 175,438 shares of duly authorized, fully-paid, non-assessable, and when issued, validly issued shares of Buyer Common Stock to be issued and held back in accordance with Section 3.1(b) below; and (ii) as additional consideration, if earned pursuant to the terms and conditions set forth in Section 3.1(c) below and Schedule 3.1(c) hereto, the Earn-Out Payments (collectively, the “Transaction Consideration”).

(b) Holdback. On the Closing Date, Buyer will issue and hold back 175,438 shares of Buyer Common Stock (the “Holdback Shares”) for the benefit of Seller (the “Holdback Fund”). The Holdback Shares, including any earnings thereon, if any, will be released and delivered to Seller (or its designee) on the one-year anniversary of the Closing Date (the “Release Date”), subject to the right of offset for any Damages and any extension of such date as described in this Section 3.1(b) and Section 10.2 below. In the event of any Damages occurring prior to the Release Date, Buyer shall have a right of offset against the Holdback Shares and earnings thereon (and for such purposes the Holdback Shares shall be valued at the fair market value as of the date of offset), which right may be exercised at any time prior to the Release Date, in each case subject to and in accordance with Section 10. Buyer shall release and deliver to Seller on the Release Date the Holdback Shares, including any earnings thereon, remaining after payment of any indemnifiable Damages, in accordance with Section 10. For all Tax purposes, (i) earnings earned from the investment and reinvestment of the Holdback Shares, or any portion thereof, shall be allocable to Buyer; provided, however, that all such earnings shall remain in the Holdback Fund until distributed to Seller pursuant to this Section 3.1(b) or to Buyer pursuant to Section 10.2, and (ii) a portion of any distributions to Seller of the Holdback Fund shall be treated as imputed interest, as required by Section 483 or 1274 of the Code.

(c) Earn-Out Payments. Following the Closing Date, Buyer shall pay (if earned, pursuant to the terms and conditions set forth on Schedule 3.1(c)) to Seller, pursuant to the timing and in the amounts and in the manner set forth in Schedule 3.1(c), the Earn-Out

Payments. If earned, Buyer shall pay the Earn-Out Payments to Seller as soon as practicable (but in no event more than thirty (30) days) following the satisfaction of the conditions and timing for payment of the applicable Earn-Out Payment set forth on Schedule 3.1(c).

(i) Determination of Earn-Out Payment. At any time at which either Buyer or Seller (or, in the case of Seller, any of its designees) determine in good faith that the conditions for payment of any of the five Earn-Out Payments have been satisfied, either Buyer shall deliver to Seller, or Seller (or its designee) shall deliver to Buyer, as soon as practicable, a written statement that summarizes the basis for Buyer’s obligation to make the applicable Earn-Out Payment.

(ii) Rights not Transferable. The rights of Seller to any of the Earn-Out Payments are personal to Seller and shall only be transferable by operation of law, by will or the laws of descent and distribution or to the members of Seller following the dissolution of Seller. Any attempted transfer of such right by Seller (other than as permitted by the immediately preceding sentence) shall be null and void.

(iii) Conduct of the Acquired Business.

(A) During the applicable Earn-Out Period, Buyer will operate the Acquired Business in good faith and in a commercially reasonable manner, having regard to industry conditions and the financial condition and prospects of Buyer and the Acquired Business and will refrain from taking any action that has as a principal purpose the avoidance or reduction of the Earn-Out Payments payable under Section 3.1(c) and Schedule 3.1(c) hereof. The general managers of the Acquired Business will establish the proposed sales price for each of the products and services of the Acquired Business, subject to final approval thereof by the Buyer.

(B) During the Earn-Out Period, Buyer will maintain true and complete books and records relating to the subject matter of Section 3.1(c), using accounting principles consistent with those utilized in connection with the preparation of the Seller Financial Statements, which it shall make reasonably available for review from time to time by Seller, the Key Employees and/or their respective representatives upon reasonable advance notice and subject to reasonable confidentiality provisions.

(C) Other than as set forth in this Section 3.1(c)(iii), nothing shall be deemed to limit Buyer’s control and operation of the Acquired Business following the Closing, which control and operation shall be in Buyer’s sole discretion, including without limitation with respect to making employment, personnel and staffing decisions related to the Acquired Business and determining whether or not to make capital investments in the Acquired Business, provide credit support to the Acquired Business or provide guarantees of the obligations of the Acquired Business.

3.2 Groupon Agreement. On September 15, 2011, Buyer shall pay Seller the aggregate amount of all unexercised offers purchased prior to the Closing Date, less redeemed offers purchased prior to the Closing Date, pursuant to the Groupon Agreement, in an amount not to exceed $200,000 in the aggregate.

3.3 Termination Right. Prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned by Seller, on the one hand, or by Buyer, on the other hand, if:

(a) there is or has been a misrepresentation or breach by one party (but not the other) of any of the representations and warranties contained herein, or of the timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, such that the closing conditions in Section 9 with respect to Seller or the closing conditions in Section with respect to Buyer, respectively, are incapable of fulfillment, provided the terminating party is not in breach itself;

(b) any Governmental Authority of competent jurisdiction shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the consummation of the Transaction and such judgment, injunction, order or decree shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 3.3(b) shall have used commercially reasonable efforts to remove such judgment, injunction, order or decree;

(c) any statute, rule, regulation or executive order is promulgated or enacted by any Governmental Authority after the date of this Agreement which prohibits the consummation of the transactions contemplated herein;

(d) there has been any circumstance, change in or effect (A) resulting in a material adverse effect on Buyer’s assets (including intangible assets), financial condition, property or business as now conducted or proposed to be conducted, or (B) resulting in a Material Adverse Effect on the Assets, in each case, so long as such circumstance, change or effect occurred on or before the Closing Date;

(e) the Closing shall not have occurred on or before September 7, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 3.3(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or

(f) both parties agree in writing, duly authorized by the Managers and Board of Directors, respectively, of Seller and Buyer.

3.4 Effect of Termination. In the event of termination of this Agreement pursuant to Section 3.3, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Buyer or Seller or any of their respective affiliates, officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations or warranties or the breach of any of its covenants or agreements set forth in this Agreement.

3.5 Asset Transfer; Taxes. Seller shall be responsible for and pay all costs of terminating any contracts relating to the Acquired Business that are not Assumed Contracts. Buyer and Seller shall equally be responsible for and shall equally pay all applicable sales Taxes, use Taxes and transfer Taxes (including recording Taxes, stamp Taxes and any similar Taxes arising upon the transfer of tangible, intangible or real property or interests therein) that may become due and payable as a result of the sale, transfer and delivery of the Assets made pursuant to this Agreement, whether levied on Buyer or on Seller, but excluding any Taxes payable to cure Tax liens incurred or arising in, or which relate to Taxes attributable to, periods prior to the Closing Date, in which case Seller shall have sole responsibility.

SECTION 4. CLOSING.

4.1 Closing. The Closing shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2475 Hanover Street, Palo Alto, California 94304 or at such other address designated by Buyer, at 10:00 am Pacific time on the date hereof, or such other date, place or time as may be agreed upon between the parties, such date being referred to herein as the “Closing Date” or the “Closing.”

4.2 Transfer of Possession. Seller shall make all Assets available for Buyer to take physical possession at the Closing.

4.3 Deliveries at the Closing. On or before the Closing, the following deliveries shall be made by Buyer or Seller, as the case may be:

(a) Buyer shall pay to Seller the Cash Consideration by wire transfer in immediately available funds;

(b) Buyer shall issue and hold back the Holdback Shares;

(c) Buyer shall issue and deliver the Shares to Seller;

(d) Buyer and Seller shall execute and deliver to each other the Assumption Agreement substantially in the form attached hereto as Exhibit A (the “Assumption Agreement”);

(e) Buyer and Seller shall execute and deliver to each other the Bill of Sale substantially in the form attached hereto as Exhibit B (the “Bill of Sale”);

(f) Each of the approvals or consents set forth in Schedule 4.3(f) (collectively, the “Required Consents”) shall have been obtained by Seller, shall be in full force and effect, and shall be delivered to Buyer;

(g) Buyer and Seller shall execute and deliver to each other the Services Agreement; and

(h) Buyer and Seller shall deliver to each other such certificates and other documents required to be delivered pursuant to Section 8 and Section 9 hereof.

Nothing in this Section 4.3 shall have the effect of limiting or otherwise altering the closing conditions of Buyer and Seller in Section 8 and Section 9 hereof, respectively.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER.

Except as set forth in the Seller Disclosure Schedule with respect to specifically identified sections (provided that disclosures in one section of the Seller Disclosure Schedule shall be deemed disclosed for each other section of this Section 5 to the extent the applicability of such disclosure to such section is readily apparent on its face) of this Section 5, as an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

5.1 Organization, Good Standing, Corporate Power and Qualification. Seller has been duly organized, and is validly existing and in good standing, under the laws of the State of North Carolina. Seller has the requisite power and authority to enter into and perform this Agreement and the Related Agreements, to own and operate its properties and assets and to carry on its business as currently conducted and as presently proposed to be conducted. Seller is duly qualified to do business as a foreign limited liability company in good standing in all jurisdictions in which it is required to be qualified to do intrastate business as Seller’s business is currently conducted and as presently proposed to be conducted by Seller, except for jurisdictions in which failure to so qualify or be in good standing has not had or would not reasonably be expected to have a Material Adverse Effect.

5.2 Capitalization.

(a) Section 5.2(a) of the Seller Disclosure Schedule accurately sets forth with respect to each membership interest of Seller that is outstanding as of the date of this Agreement: (i) the name and address of the holder of such membership interest; and (ii) the percentage membership interest held in Seller. Section 5.2(a) of the Seller Disclosure Schedule also provides an accurate and complete description of the terms of each repurchase option or right of first refusal, if any, which is held by Seller and to which any of such membership interests is subject.

(b) Options, Warrants, Reserved Shares. There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreement for the purchase or acquisition from Seller of any its membership interests or any securities convertible into or ultimately exchangeable or exercisable for any shares of Seller’s membership interests. Apart from the exceptions noted herein or in the Seller Disclosure Schedule, none of Seller’s outstanding membership interests, or membership interests issuable upon exercise or exchange of any outstanding options, warrants or rights, or other membership interests issuable by Seller, are subject to any preemptive rights, rights of first refusal or other rights to purchase such membership interests (whether in favor of Seller or any other person), pursuant to any agreement or commitment of Seller.

(c) No Acceleration. None of Seller’s membership interest purchase agreements or option documents, or any other agreement or document by which Seller is bound, contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of the transactions contemplated by this Agreement.

5.3 Subsidiaries. Seller does not presently own or control, directly or indirectly, any equity interest in any other corporation, partnership, trust, joint venture, association, or other entity.

5.4 Voting. Seller is not a party or subject to any agreement or understanding, and, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of Seller.

5.5 Due Authorization All action on the part of Seller, its directors, officers, managers and members necessary for the authorization, execution, delivery of, and the performance of all obligations of Seller under, this Agreement and each of the Related Agreements has been taken. This Agreement, along with the Related Agreements, when executed and delivered, will constitute, valid and legally binding obligations of Seller, enforceable in accordance with their respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally; (ii) applicable federal or state securities laws limits on indemnification; and (iii) the effect of rules of law governing the availability of equitable remedies.

5.6 Governmental Consents.

(a) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Seller in order to enable Seller to execute, deliver and perform its obligations under this Agreement or the Related Agreements. All such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law.

(b) Section 5.6 of the Seller Disclosure Schedule identifies each Governmental Authorization held by Seller that is related to the Assets and Seller has made available to Buyer accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Section 5.6 of the Seller Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Seller to conduct the Acquired Business. Seller is, and has at all times been, in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Section 5.6 of the Seller Disclosure Schedule. Seller has not received any written notice or other communication in writing from any Governmental Authority regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization related to the Assets or (b) any actual or possible revocation, withdrawal, suspension or modification of any Governmental Authorization related to the Assets.

5.7 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending (or, to Seller’s knowledge, currently threatened) against Seller, the Acquired Business or its properties before any Governmental Authority. Seller is not a party or subject to the provisions of any Legal Requirement that would prevent or materially interfere with or delay the consummation of the transactions contemplated by this Agreement or the Related Agreements. There is no action, suit, proceeding or investigation by Seller pending or which Seller intends to initiate.

5.8 Invention Assignment and Confidentiality Agreement. Each current and former employee, officer, consultant, and contractor of Seller who contributed to the discovery or development of any of the Intellectual Property owned by Seller has entered into and executed an Invention Assignment and Confidentiality Agreement in the form provided to Buyer or a written agreement assigning, subject to applicable law, all intellectual property rights arising therefrom to Seller. Seller is not aware that any of its current or former employees, officers or consultants are in violation thereof.

5.9 Intellectual Property.

(a) Status. Seller has full title and ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property relating to, necessary for or used in the operation of the Acquired Business as currently conducted and as proposed to be conducted by Seller on the date hereof. Section 5.9(a)(i) of the Seller Disclosure Schedule sets forth, with respect to each item of Intellectual Property owned by Seller set forth on Schedule 2.1(d) that is registered with any Governmental Authority or for which an application has been filed with any Governmental Authority, (1) the title and registration or application number of such Intellectual Property, and (2) the names of the jurisdictions covered by the applicable registration or application. All of the Intellectual Property registered with any Governmental Authority or for which an application has been filed with any Governmental Authority is listed on Schedule 5.9(a)(i). Section 5.9(a)(i) of the Seller Disclosure Schedule identifies all other classes of Intellectual Property owned by Seller. To the best of Seller’s knowledge, no third party has any ownership right, title, interest, claim in or Encumbrance on any of the Intellectual Property owned by Seller, and Seller has taken all steps reasonably necessary to preserve its legal rights in, and the secrecy of, all of its Intellectual Property, except those for which disclosure is required for legitimate business or legal reasons. The Intellectual Property set forth on Schedule 2.1(d) constitutes all the Intellectual Property necessary to enable Seller to conduct the Acquired Business related to the Assets in the manner in which the Acquired Business has been and is currently conducted by Seller.

(b) Licenses; Other Agreements. Section 5.9(b)(i) and Section 5.9(b)(ii) of the Seller Disclosure Schedule sets forth (i) any option, license or agreements under which Seller has granted a license to any Person under any Intellectual Property owned by Seller, other than customary end user license agreements entered into in the ordinary course of business; and (ii) any covenant not to compete or Contract limiting Seller’s ability to exploit fully any Intellectual Property owned by Seller or to transact its business related to the Intellectual Property owned by Seller in any market or geographical area or with any Person (“Licenses Out”). Section 5.9(b)(ii) of the Seller Disclosure Schedule identifies any options, licenses or agreements under which Seller is granted rights by any Person in Intellectual Property (except for any Intellectual Property that is licensed to Seller under any third party software license generally available to the public at a cost of less than $10,000) (“Licenses In”). Except as set forth on Section 5.9(b)(iii) of the Seller Disclosure Schedule, Seller has the right to assign to Buyer any and all right, title and interest Seller has under the Licenses In without obtaining the prior consent of the licensors of such Intellectual Property.

(c) No Infringement. To Seller’s knowledge, it has not violated or infringed, and is not currently violating or infringing, any Intellectual Property of any other Person. Seller has not received any written communications alleging that Seller (or any of its employees or consultants) has violated or infringed or, by conducting its business as currently proposed by Seller, would violate or infringe any Intellectual Property of any other Person; nor is there any basis for any claim of copyright infringement for which Seller would lack substantial legal defenses, arising out of Seller’s conduct of the Acquired Business as currently proposed by Seller on the date hereof.

(d) No Breach by Employee. Seller is not aware that any employee or consultant of Seller is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Authority, or any other restriction that would interfere with the use of his or her reasonable best efforts to carry out his or her duties for Seller or to promote the interests of Seller or that would conflict with the Acquired Business as proposed to be conducted by Seller or that would prevent such employees or consultants from assigning to Seller inventions conceived or reduced to practice in connection with services rendered to Seller. The carrying on of the Acquired Business by the employees and contractors of Seller and the conduct of the Acquired Business as presently proposed by Seller, will not, to Seller’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or contractors or Seller is now obligated. Seller does not believe it is or will be necessary to utilize any inventions of any employees of Seller (or persons Seller currently intends to hire) made prior to their employment by Seller.

5.10 Compliance with Law and Documents; Consents. Seller is not in violation or default of any provisions of its articles of organization or operating agreement, both as amended to date, (accurate and complete copies of which have been made available to Buyer), or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, and to Seller’s knowledge, Seller is in compliance with all applicable statutes, laws, regulations and executive orders of the United States of America and all states, foreign countries or other governmental bodies and agencies having jurisdiction over the Assets or the Acquired Business where such violation would have a Material Adverse Effect. Seller has not received any notice of any violation of any such statute, law, regulation or order which has not been remedied prior to the date hereof. The execution, delivery and performance of this Agreement, the Related Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or default, or be in conflict with or result in a violation or breach of, with or without the passage of time or the giving of notice or both, or give any party the right to terminate, accelerate or modify, Seller’s articles of organization or operating agreement, both as amended to date, any Material Contract, including the Assumed Contracts, or, to Seller’s knowledge, any statute, law, regulation or order, or an event which results in the creation of any Encumbrance upon any asset of Seller or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to Seller, the Acquired Business or the Assets, except for such results which would not result in a Material Adverse Effect. All consents, authorizations and approvals of any court, arbitrator or any other Person required for the consummation of the transactions contemplated by this Agreement and the transfer of the Assets or that are necessary in connection with the Acquired Business as currently conducted and as proposed to be conducted, or for which the failure to obtain the same might have, individually or in the aggregate, a Material Adverse Effect following the Closing, have been obtained by Seller.

5.11 Title to Property and Assets.

(a) Title. Seller has good and valid title to, or in the case of leased or licensed Assets, valid leasehold interests in or license to, as applicable, all its properties and Assets free and clear of all Encumbrances. On the Closing Date, Seller will convey and transfer to Buyer good and valid title to all of the Assets, free and clear of any Encumbrance. All of the Assets are in the exclusive possession or control of Seller, and Seller has the unencumbered right to use, and to sell to Buyer in accordance with the terms and provisions of this Agreement, all of the Assets free of any Encumbrance.

(b) Assets Used in Acquired Business. The Assets to be conveyed to Buyer at the Closing will include, immediately following the Closing, all of the assets relating to, necessary for or used by Seller in the operation of the Acquired Business.

(c) Transfer of Title. Upon the Closing, Buyer will own, and will have good and valid title to, all of the Assets, free and clear of any Encumbrances.

(d) Capital Equipment. Each capital asset is in good working order and condition, ordinary wear and tear excepted, has been properly maintained and, to Seller’s knowledge, does not require more than regularly scheduled maintenance in the ordinary course of business, consistent with Seller’s established maintenance policies, to keep in good operating condition.

(e) Leased and Licensed Assets. Section 5.11(e) of the Seller Disclosure Schedule identifies all Assets that are being leased or licensed to Seller. With respect to the property and Assets it leases, Seller is in material compliance with such leases.

5.12 Related-Party Transactions. No employee, officer, manager or member of Seller or, to the best of Seller’s knowledge, member of his or her immediate family is indebted to Seller, nor is Seller indebted (or committed to make loans or extend or guarantee credit) to any of them other than for accrued salaries, reimbursable expenses or other standard employee benefits. To Seller’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Seller is affiliated or with which Seller has a business relationship, or any firm or corporation that competes with Seller. No officer, manager, or employee or, to the best of Seller’s knowledge, no member of the immediate family of any officer, manager or employee of Seller is directly or indirectly interested in any Material Contract. Except for agreements explicitly contemplated hereby, and except for salary, bonus and benefits paid to or membership interest purchase agreements with officers or employees of Seller, there are no material agreements, understandings or proposed transactions between Seller and any of its officers, members, managers or affiliates, or any affiliate thereof.

5.13 Financial Statements. Seller has delivered to Buyer its (i) unaudited balance sheet dated December 31, 2007, and the related unaudited statement of operations for the twelve (12) month period then ended (the “2007 Financials”), (ii) unaudited balance sheet dated December 31, 2008, and the related unaudited statement of operations for the twelve (12) month period then ended (the “2008 Financials”), (iii) unaudited balance sheet dated December 31, 2009, and the related unaudited statement of operations for the twelve (12) month period then ended (the “2009 Financials”), and (iv) unaudited balance sheet dated July 31, 2010 (the “Seller Balance Sheet Date”) and statement of operations of Seller for the seven-month period ended as of the Seller Balance Sheet Date (the “2010 Financials,” and together with the 2007 Financials, the 2008 Financials and the 2009 Financials, the “Seller Financial Statements”). Such Seller Financial Statements (a) are in accordance with the books and records of Seller and (b) are true, correct and complete and present fairly the financial condition of Seller at the date or dates therein indicated and the results of operations for the period or periods therein specified. Except as disclosed in the Seller Financial Statements, Seller is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The cash on hand of the Acquired Business to be acquired by Buyer pursuant to Section 2.1(l) shall be not less than $534,000.

5.14 Activities Since Balance Sheet Date. Since the Seller Balance Sheet Date, there has not been:

(a) any declaration, setting aside or payment or other distribution in respect of any of Seller’s membership interests, or any direct or indirect redemption, purchase or other acquisition of any of such membership interests by Seller other than the repurchase of membership interests from employees, officers, managers or consultants pursuant to agreements approved by the Managers of Seller under which Seller has the option to repurchase such membership interests at cost upon the occurrence of certain events, such as termination of employment or consultancy;

(b) any debt, obligation or liability incurred, assumed or guaranteed by Seller except for those incurred in the ordinary course of Seller’s business (but not in excess of $50,000) and in amounts that would not have a Material Adverse Effect on the assets, condition, affairs or prospects of Seller;

(c) the sale, exchange or other disposition by Seller of any assets or rights other than the sale of inventory in the ordinary course of business;

(d) the entrance by Seller into any material transactions with any of its officers, managers, or employees or any entity controlled by any of such individuals;

(e) any damage, destruction or loss, whether or not covered by insurance, to the Assets or the Acquired Business that has had, or would reasonably be expected to have, a Material Adverse Effect;

(f) any waiver by Seller of a valuable right or of a material debt owed to it;

(g) any change or amendment to a Material Contract or arrangement by which Seller or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(h) any change in the assets, liabilities, financial condition or operating results of Seller from that reflected in the Seller Financial Statements as of, and for the 7-month period ended, July 31, 2010, except changes in the ordinary course of business that have not been, in the aggregate, material;

(i) any material change in the contingent obligations of Seller by way of guarantee, endorsement, indemnity, warranty or otherwise;

(j) any satisfaction or discharge of any Lien, Encumbrance or claim or payment of any obligation by Seller, except in the ordinary course of business that has not, or would not have, a Material Adverse Effect;

(k) any material change in any compensation arrangement or agreement with any employee;

(l) any sale, assignment or transfer of any Intellectual Property or other intangible assets (other than the sale or license of Seller’s products and services in the ordinary course of business);

(m) any resignation or termination of employment of any officer or Key Employee, and Seller, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer or key employee (except as contemplated by this Agreement);

(n) any mortgage, pledge, transfer of a security interest in, or Encumbrance, created by Seller, with respect to the Assets;

(o) any loans or guarantees made by Seller to or for the benefit of its employees, officers or managers, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(p) any reduction or other change in accounts and notes receivable of Seller;

(q) any agreement or commitment by Seller to do any of the things described above in this Section 5.14; or

(r) to the best of Seller’s knowledge, any other event or condition of any character that has had, or would reasonably be expected to have, a Material Adverse Effect.

5.15 Contracts; Action.

(a) The Assumed Contracts. Schedule 2.1(a) and Schedule 2.5 contain accurate and complete lists of the Assumed Contracts and the Assignment Excluded Assets, respectively, copies of which Seller has made available to Buyer in accurate and complete form. Section 5.15(a)(i) of the Seller Disclosure Schedule provides an accurate description of the terms of each Contract relating to the Assets that is not in written form. Each of the Assumed Contracts and the Assignment Excluded Assets is a valid and binding obligation of Seller and, to Seller’s knowledge, of the other parties thereto, enforceable in accordance with its terms except as may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity relating to the availability of equitable remedies.

(b) List of Material Contracts. Set forth under Section 5.15(b) of the Seller Disclosure Schedule is a complete list of all Contracts to which Seller is a party or by which it is bound, that involve (i) obligations (contingent or otherwise) of, or payments to, Seller on or after the date hereof in excess of $25,000, where all Contracts involving the same person or entity (including persons or entities Seller has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the preceding individual minimum dollar amount; (ii) the transfer, license, use, development, or sharing of any Asset, including Seller’s Intellectual Property, to or from Seller, other than agreements with customers entered into in the ordinary course of business on a non-exclusive basis; (iii) the granting of any rights or other agreement with any specialty retailer that relates to the Acquired Business; (iv) the grant of rights to manufacture, produce, assemble, distribute, franchise, market or sell the Assets, to any other Person; (v) the restricting of or otherwise affecting Seller’s exclusive right to develop, manufacture, assemble, distribute, market, sell, or otherwise exploit its products or services (whether by territorial restriction or otherwise) or that prohibit Seller from freely engaging in any business or competing anywhere in the world; (vi) the indemnification by Seller with respect to infringements of Seller’s Intellectual Property; (vii) the creation of an Encumbrance on the Assets; (viii) entered into outside the ordinary course of business or inconsistent with Seller’s past practices; (ix) have a term of more than 60 days and which may not be terminated by Seller (without penalty) within 60 days after the delivery of a termination notice by Seller; or (x) creating or resulting in any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities (collectively, the “Material Contracts” and each, a “Material Contract”). Section 5.15(b) of the Seller Disclosure Schedule identifies each Material Contract requiring the payment or delivery of cash or other consideration or the performance of services in the future by Seller. All Contracts of Seller related to the Assets or the Acquired Business are set forth in Section 5.15(b) of the Seller Disclosure Schedule.

(c) No Breach. Seller is not in breach or default of any term or condition of any Material Contracts or Assumed Contract. Seller is not aware of any claim or threat that Seller has breached any term or condition of any Material Contracts. Each Material Contract is in full force and effect and is enforceable by Seller in accordance with its respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) the effect of rules of law governing the availability of equitable remedies. To Seller’s knowledge, no other party to a Material Contract is in default thereunder or in actual or anticipated breach thereof. To Seller’s knowledge, there have not been any defaults or any claims of default or claims of nonenforceability by the other party or parties under or with respect to any Assumed Contract, and, to Seller’s knowledge, there are no facts or conditions that have occurred or that are anticipated to occur which, with the passage of time or the giving of notice, would constitute a default by the other party or parties under any Assumed Contract.

5.16 Employee Benefit Plans.

(a) Employee Plan Compliance. Except as set forth on Section 5.16 of the Seller Disclosure Schedule, (i) Seller has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each of Seller’s “employee pension benefit plans” as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Seller Employee Plan”), and each Seller Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) each Seller Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to be tax-exempt under Section 501(a) of the Code has either received a favorable determination, opinion, notification and/or advisory letter, as applicable, from the Internal Revenue Service (“IRS”) with respect to each such Seller Employee Plan as to its tax-qualified status (and the related tax-exempt status of the accompanying trust) under the Code, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the tax-qualified status of each such Seller Employee Plan (and the related tax-exempt status of the accompanying trust); (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Seller Employee Plan; (iv) there are no actions, suits or claims pending, or, to the best knowledge of Seller, threatened or reasonably anticipated (other than routine claims for benefits) against any Seller Employee Plan or against the assets of any Seller Employee Plan; (v) each Seller Employee Plan (other than any stock option plan) (including any Seller Employee Plan covering employees of Seller) can be amended, terminated or otherwise discontinued by Seller, or Buyer on or after the Closing Date, without liability to Buyer, Seller or any of their respective affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Seller, threatened by the IRS or Department of Labor (“DOL”) with respect to any Seller Employee Plan; and (vii) Seller is not subject to any penalty or tax with respect to any Seller Employee Plan under Section 502 of ERISA or Sections 4975 through 4980 of the Code.

(b) COBRA. Neither Seller nor any ERISA Affiliate has at any time been subject to COBRA, or any similar provisions of foreign or state law applicable to its employees. Seller has no unsatisfied obligations to any of its employees or qualified beneficiaries pursuant to COBRA or any state law governing health care coverage or extension. For purposes of this Section 5.16(b), “ERISA Affiliate” shall mean any other current or former Person under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

5.17 Employees; Employment Matters. Seller is not aware that any officer or Key Employee intends to terminate his, her or their employment with Seller (other than as contemplated by this Agreement). Seller does not have the intention to terminate the employment of any of the foregoing (other than as contemplated by this Agreement). Each officer and Key Employee of Seller is currently devoting all of his or her business time to the conduct of the Acquired Business. Subject to general principles related to the wrongful termination of employees, the employment of each officer and employee of Seller is terminable at the will of Seller. No employee, officer or manager of Seller or member of his or her immediate family is entitled to any cash or other payment or other compensation (including the vesting of membership interests) as the result of (a) any merger, sale of membership interests or assets, change in control or other similar transaction by Seller, (b) any termination of employment or change of the nature or terms of employment, or (c) the occurrence of any other event or combination of events. Seller has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. Seller is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, service plan, percentage compensation plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation plan or agreement, including, without limitation, any plan or arrangement by which Seller is obligated to share a portion of the consideration received from the Transaction in any manner other than as indicated in Seller’s articles of organization, as amended to date.

5.18 Insurance. Seller has in full force and effect fire, casualty and liability insurance policies, in such amounts (subject to reasonable deductibles) as are carried by similar companies.

5.19 Taxes.

(a) For purposes of this Agreement, the term “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(b) Seller has not made any elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect on the Assets or the Acquired Business as presently conducted or proposed to be conducted or any of its properties or material assets.

(c) Except as provided in Section 3.4 hereof, Seller retains the obligation for all Taxes including, without limitation, all excise Taxes, sales and use Taxes, payroll withholding Taxes, FICA Taxes, unemployment Taxes, business Taxes and real and personal property Taxes which are required to be paid or remitted by the Seller. Seller’s tax obligations will not result in the inability to materially consummate the transactions contemplated in this Agreement.

(d) Except as provided in Section 3.4 hereof, Buyer shall have no liability or obligation whatsoever, and shall not incur any loss, expense or cost, and none of the Assets, or any assets of Buyer, shall be subjected to any Encumbrance, by reason of any Pre-Closing Taxes.

(e) The representations and warranties in Section 5.16 (as such matters relate to Taxes), 5.19 and 5.21 shall represent the sole representations and warranties made by Seller with respect to Tax matters in this Section 5.

5.20 Investment Company. Seller is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.21 Non-Foreign Status. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code and regulations promulgated pursuant thereto, and is not a disregarded entity, as defined in section 1.1445-2(b)(2)(iii) of the Income Tax Regulations under the Code.

5.22 Accounts Receivable. Subject to the reserves reflected on the Seller Financial Statements, the accounts and notes receivable of Seller reflected on the unaudited balance sheet of Seller as of July 31, 2010, and all accounts and notes receivable arising subsequent to the Seller Balance Sheet Date, (i) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, (ii) to the knowledge of Seller, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity, (iii) to the knowledge of Seller, are not subject to any valid set-off or counterclaim and (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other similar repurchase or return arrangement.

5.23 Inventory. All inventory of Seller reflected on the Seller Financial Statements, and all inventory of Seller acquired since the Seller Balance Sheet Date, consists of a quality and quantity usable and salable in the ordinary course of business as currently conducted or as reasonably contemplated to be conducted, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Seller Financial Statements or on the accounting records of Seller as of the Closing Date, as the case may be. All items included in the inventory of Seller are the property of Seller free and clear of any Encumbrance, are not held by Seller on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental Authorities.

5.24 Warranty Obligations.

(a) Section 5.24 of the Seller Disclosure Schedule sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of Seller in respect of any of Seller’s products and services that are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation and (ii) each of the Warranty Obligations that is subject to any dispute or, to the knowledge of Seller, threatened dispute.

(b) There have not been any material deviations from the Warranty Obligations. All products manufactured, designed, licensed, leased, rented or sold by Seller (A) are and were free from material defects in construction and (B) satisfy any and all Contracts or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all material respects.

5.25 Material Relationships. Since June 30, 2007, no supplier to, or distributor of or customer of the Assets has notified Seller of an intention to terminate or substantially alter its existing business relationship with Seller and Seller has no reason to believe that such termination or alteration of the relationship with Seller is likely to occur. To the knowledge of Seller, no such supplier, distributor or customer is threatened with bankruptcy or insolvency.

5.26 No Finder’s Fees. Except for that certain Engagement Agreement between Seller and Arbor Advisors, LLC, dated March 11, 2009, Seller represents that it neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with this transaction.

5.27 Full Disclosure. No representation or warranty by Seller contained in this Agreement, and no statement contained in any certificate, schedule or exhibit furnished to Buyer by Seller in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5.28 Acquisition of Shares. In respect of the acquisition of the Shares:

(a) Purchase for Own Account. The shares of Buyer Common Stock to be issued to Seller hereunder will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same (other than distribution to its members). Seller has not been formed for the specific purpose of acquiring the shares of Buyer Common Stock.

(b) Disclosure of Information. At no time was Seller presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer and issuance of the shares of Buyer Common Stock hereunder. Seller has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the shares of Buyer Common Stock to be issued to Seller under this Agreement. Seller further has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of the shares of Buyer Common Stock and to obtain additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Seller or to which Seller had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by Buyer in Section 6.

(c) Investment Experience Seller understands that the acquisition of the shares of Buyer Common Stock involves substantial risk. Seller: (a) has experience as an investor in securities of companies in the development stage and acknowledges that Seller is able to fend for itself, can bear the economic risk of Seller’s investment in the shares of Buyer Common Stock and has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of this investment in the shares of Buyer Common Stock and protecting its own interests in connection with this investment and/or (b) has a preexisting personal or business relationship with Buyer and certain of its officers, directors or controlling persons of a nature and duration that enables Seller to be aware of the character, business acumen and financial circumstances of such persons. Seller represents that the office in which its investment decision was made is located at the address indicated for the Seller in Section 11.1.

(d) Accredited Investor Status. Seller is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(e) Restricted Securities. Seller understands that the shares of Buyer Common Stock are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Seller represents that Seller is familiar with Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Seller understands that Buyer is under no obligation to register any of the securities sold hereunder except as provided in Buyer’s Investors’ Rights Agreement dated as of January 21, 2005 (the “Rights Agreement”). Seller understands that no public market now exists for any of the shares of Buyer Common Stock and that it is uncertain whether a public market will ever exist for the shares of Buyer Common Stock.

(f) Legends. Seller understands that the shares of Buyer Common Stock and any securities issued in respect of or exchange for the shares of Buyer Common Stock, may bear one or all of the following legends:

(i) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

(ii) Any legend required by the securities laws of any state to the extent such laws are applicable to the shares of Buyer Common Stock represented by the certificate so legended.

Whenever the legend requirements imposed by this Section 5.28(f) shall terminate, the holders of certificates or other documents evidencing any of the shares of Buyer Common Stock for which such legend requirements have terminated shall be entitled to receive from Buyer, at Buyer’s expense, certificates representing such shares of Buyer Common Stock without such legend.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER.

Except as set forth in the Buyer Disclosure Schedule with respect to specifically identified sections (provided that disclosures in one section of the Buyer Disclosure Schedule shall be deemed to be disclosed for each other section of this Section 6 to the extent the applicability of such disclosure to such section is readily apparent on its face) of this Section 6, Buyer represents and warrants to Seller as follows:

6.1 Organization, Good Standing, Corporate Power and Qualification. Buyer has been duly incorporated and organized, and is validly existing and in good standing, under the laws of the State of Delaware. Buyer has the requisite corporate power and authority to enter into and perform this Agreement and the Related Agreements, to own and operate its properties and assets and to carry on its business as currently conducted and as presently proposed to be conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which it is required to be qualified to do intrastate business as Buyer’s business is currently conducted and as presently proposed to be conducted by Buyer, except for jurisdictions in which failure to so qualify could not reasonably be expected to have a material adverse effect on the business and operations of Buyer taken as a whole.

6.2 Capitalization. The capitalization of Buyer immediately prior to the Closing consists of the following.

(a) Preferred Stock. A total of 12,344,521 authorized shares of preferred stock, par value $0.0001 per share (the “Buyer Preferred Stock”), 6,288,951 of which are designated as “Series A Preferred Stock,” 5,031,402 of which are issued and outstanding, 5,805,570 of which are designated as “Series B Preferred Stock,” all of which are issued and outstanding and 250,000 of which are designated as “Series I Preferred Stock,” 232,990 of which are issued and outstanding. Upon the Closing, the rights, preferences and privileges of the Buyer Preferred Stock will be as stated in the Restated Certificate and as provided by law.

(b) Common Stock. A total of 33,815,000 authorized shares of Common Stock, $0.0001 par value per share (the “Buyer Common Stock”), of which 16,499,834 shares are issued and outstanding. The outstanding shares of Buyer Common Stock are duly authorized and validly issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act, and any relevant state securities law, or pursuant to valid exemptions therefrom.

(c) Options, Warrants, Reserved Shares. Except for (i) the conversion privileges of the Buyer Preferred Stock, (ii) the 3,200,000 and 5,604,295 shares of Buyer Common Stock reserved for issuance under Buyer’s 1999 Stock Plan and 2004 Stock Plan, respectively (together, the “Buyer Plans”), of which options to purchase an aggregate of 4,450,086 shares of Buyer Common Stock have been issued and are outstanding and (iii) the rights provided in Section 3 of the Rights Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Buyer of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of Buyer’s capital stock. Apart from the exceptions noted herein, and except for rights of first refusal held by Buyer to purchase shares of its stock issued under the Buyer Plans, no shares of Buyer’s outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by Buyer, are subject to any preemptive rights, rights of first refusal or other rights to purchase such stock (whether in favor of Buyer or any other person), pursuant to any agreement or commitment of Buyer.

6.3 Due Authorization. All corporate action on the part of Buyer, its directors, officers and stockholders necessary for (a) the authorization, execution, delivery of, and the performance of all obligations of Buyer under, this Agreement and the Related Agreements; and (b) the authorization, issuance, reservation for issuance and delivery of all of the shares of Buyer Common Stock to be issued pursuant to the terms of this Agreement. This Agreement, along with the Related Agreements, when executed and delivered, will constitute, valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally; (ii) applicable federal or state securities laws limits on indemnification; and (iii) the effect of rules of law governing the availability of equitable remedies.

6.4 Valid Issuance of Stock.

(a) The shares of Buyer Common Stock to be issued pursuant to the terms of this Agreement, when issued, as provided in this Agreement, will be duly authorized and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws or Encumbrances created by or imposed by Seller.

(b) Based in part on the representations made by Seller in Section 5 hereof, the offer and issuance of the shares of Buyer Common Stock to be issued pursuant to the terms of this Agreement solely to Seller in accordance with this Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act and the securities registration and qualification requirements of the currently effective provisions of the securities laws of the state of Delaware.

6.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Buyer in order to enable Buyer to execute, deliver and perform its obligations under this Agreement or the Related Agreements, except for such qualifications or filings under other state’s applicable securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law.

6.6 Compliance with Law and Documents. Buyer is not in violation or default of any provisions of the Restated Certificate or its Bylaws, both as amended to date, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, and to the best of Buyer’s knowledge, Buyer is in compliance with all applicable statutes, laws, regulations and executive orders of the United States of America and all states, foreign countries or other governmental bodies and agencies having jurisdiction over Buyer’s business or properties where such violation would have a material and adverse impact on Buyer’s business. Buyer has not received any notice of any violation of any such statute, law, regulation or order which has not been remedied prior to the date hereof. The execution, delivery and performance of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or default, or be in conflict with or result in a violation or breach of, with or without the passage of time or the giving of notice or both, the Restated Certificate or Buyer’s Bylaws, both as amended to date, any Legal Requirement to which Buyer is a party or is subject, or, to Buyer’s knowledge, a violation of any statute, law, regulation or order, or an event which results in the creation of any Lien, charge or Encumbrance upon any asset of Buyer or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to Buyer, its business or operations or any of its assets or properties, except for such results which would not result in a material adverse effect on the assets, condition or affairs of Buyer.

6.7 Financial Statements. Buyer has delivered to Seller its (i) audited balance sheet dated December 31, 2009, and the related audited statement of operations for the twelve (12) month period then ended (the “2009 Buyer Financials”) and (ii) unaudited balance sheet dated June 30, 2010 (the “Buyer Balance Sheet Date”) and unaudited statement of operations of Buyer for the six-month period ended as of the Buyer Balance Sheet Date (the “2010 Buyer Financials,” and together with the 2009 Buyer Financials, the “Buyer Financial Statements”). Such Buyer Financial Statements (a) are in accordance with the books and records of Buyer and (b) are true, correct and complete and present fairly the financial condition of Buyer at the date or dates therein indicated and the results of operations for the period or periods therein specified. Except as disclosed in the Buyer Financial Statements, Buyer is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

6.8 Activities Since Balance Sheet Date. Since the Buyer Balance Sheet Date, there has not been any change in the assets, liabilities, financial condition or operating results of Buyer from that reflected in the Buyer Financial Statements as of, and for the 6-month period ended, June 30, 2010, except changes in the ordinary course of business that have not been, in the aggregate, material.

6.9 Taxes. Each of Buyer and its subsidiaries have (i) timely filed all Tax returns, Tax statements, Tax reports and Tax forms required to be filed by it and they are true, correct and complete in all material respects, and (ii) timely paid all material Taxes required to have been paid by it, except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. The Buyer Financial Statements reflect an adequate reserve for all unpaid Taxes that may be payable by Buyer for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP and the unpaid Taxes of Buyer do not exceed the reserve for Taxes in the 2010 Buyer Financials as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Buyer in filing its Tax returns. Neither Buyer nor any subsidiary is under audit with respect to Taxes, and has not received notice that it may be subject to audit in the future. Neither Buyer nor any subsidiary has received any inquiry from a Governmental Authority in a jurisdiction in which it has not filed a Tax return that it is or may be subject to taxation by that jurisdiction. The representations and warranties in this Section 6.9 shall represent the sole representations and warranties made by Buyer with respect to Tax matters in this Section 6.

6.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending against Buyer, its activities or its properties before any Governmental Authority. Buyer is not a party or subject to the provisions of any Legal Requirement that would prevent or materially interfere with or delay the consummation of the transactions contemplated by this Agreement or the Related Agreements.

SECTION 7. COVENANTS.

7.1 Assignment of Contracts and Claims. Notwithstanding any other provision of this Agreement, nothing in this Agreement or any related document shall be construed as an attempt to assign (a) any Contract which, as a matter of law or by its terms, is nonassignable without the consent of the other parties thereto unless such consent has been given or (b) any Contract or claim as to which all of the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law or by their terms, pass to Buyer as an incident of the transfers and assignments to be made under this Agreement. Nothing in this Section 7.1 shall relieve Seller of its obligations to obtain any Required Consents required for the transfer of the Assets and all rights thereunder to Buyer.

7.2 Filing of Appropriate Tax Forms.

(a) Transaction Consideration Allocation. The Transaction Consideration shall be allocated in accordance with Section 1060 of the Code and the Treasury regulations thereunder. Seller shall provide the Buyer with a proposed allocation of the Transaction Consideration within sixty (60) days after the Closing Date. Buyer shall review and approve the allocation, which approval shall not be unreasonably withheld (the allocation agreed on by the parties pursuant to this Section, the “Transaction Consideration Allocation Agreement”). Buyer and Seller shall use commercially reasonable efforts to resolve any disagreement and if no resolution is achieved within two (2) months, Seller and Buyer shall mutually select an independent, nationally recognized accounting firm, whose determination of the issue for which there is disagreement shall be final and binding on Seller and Buyer, as if agreed by the parties hereto. The cost of any such firm shall be borne equally by Seller and Buyer. For all Tax purposes, Buyer and Seller agree to (i) file all Tax returns, Tax statements, Tax reports and Tax forms in a manner that is consistent with the Transaction Consideration Allocation Agreement and (ii) not take a position inconsistent therewith in any refund claim, litigation or otherwise, unless required pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local tax provision) or by any Governmental Authority. Buyer and Seller shall each prepare their own IRS Forms 8594 (and any corresponding or similar forms or reports required under state or other applicable Tax laws) in accordance with applicable Tax laws, and each shall execute and deliver to each other such statements and forms related thereto as are reasonably requested by the other party.

(b) Certificate of Non-Foreign Status. On or before the Closing Date, Seller shall provide Buyer with an affidavit (in the form attached hereto as Exhibit D) stating, under penalty of perjury, Seller’s U.S. taxpayer identification number and office address and that Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code and regulations promulgated pursuant thereto, and is not a disregarded entity, as defined in section 1.1445-2(b)(2)(iii) of the Income Tax Regulations under the Code.

7.3 Maintenance of the Acquired Business. Except as set forth on Schedule 7.3, from the date hereof until the Closing or termination of this Agreement in accordance with Section 3.2, Seller shall:

(a) conduct the Acquired Business in substantially the same manner as heretofore conducted and not introduce any material new method of management, operation, or accounting related to the Acquired Business, including without limitation altering or changing the technology infrastructure related to the Acquired Business without the prior written consent of Buyer;

(b) maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted;

(c) perform all its material obligations under and maintain and preserve the Assumed Contracts and any other agreements relating to or affecting the Assets, and to use commercially reasonable efforts to maintain its relationship with customers, suppliers and others having business dealings with it to the end that its goodwill and going business shall be unimpaired at the Closing Date;

(d) not take any action, or omit to take any action, that would reasonably be expected to materially reduce the value of the Assets or otherwise materially adversely affect the Acquired Business (and Seller shall promptly notify Buyer of any potentially adverse event or occurrence upon Seller becoming aware of such event or occurrence)

(e) not dispose of, license or transfer to any Person any rights to any Intellectual Property;

(f) not enter into, or agree to enter into, any strategic relationship with any Person;

(g) not enter into, or agree to enter into, any agreement to acquire or dispose of any Assets;

(h) not terminate the employment of, or cause any material change in the employment status of, any Key Employee;

(i) maintain in full force and effect substantially the same levels of coverage present insurance policies or other comparable insurance coverage which insure the Assets;

(j) not amend, terminate, assign or reject any Assumed Contract without the prior written consent of Buyer;

(k) not amend, adjust or compromise any Assumed Liabilities without the prior knowledge and written consent of Buyer;

(l) not create or assume any new Encumbrance upon any of the Assets without the prior written consent of Buyer;

(m) promptly comply with all Legal Requirements applicable to the Acquired Business and promptly following receipt thereof give Buyer copies of any notice received from any Government Authority or other Person alleging any violation of any Legal Requirement;

(n) not cancel, compromise, release or discharge any claim upon or against any Person or waive any right of material value related to the Acquired Business, except, in any case, in the ordinary course of the Acquired Business and consistent with past practice; and

(o) not take any action that would cause any of its representations or warranties in this Agreement to be untrue, incorrect, incomplete or misleading, or result in the failure to satisfy a closing condition in Section 8.

7.4 Further Assurances; Conveyance of Assets.

(a) At or prior to the Closing, Seller shall execute any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things as are necessary to transfer, vest, perfect or confirm right, title, interest or ownership (of record or otherwise) of the Assets, including the Intellectual Property, as requested by Buyer.

(b) If at any time after the Closing, Buyer is advised that any additional deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are reasonably necessary to vest, perfect or confirm Buyer’s ownership (of record or otherwise), right, title or interest in, to or under any or all of the Assets or otherwise to carry out the intent of this Agreement, Seller shall execute and deliver all deeds, bills of sale, instruments of conveyance, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Buyer in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Buyer or otherwise to carry out this Agreement.

(c) In case after the Closing Date any further action is reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, as soon as reasonably practicable, each Party shall take, or cause its proper officers or directors to take (or in the case of Seller, shall cause the responsible or properly authorized individual to take) all such necessary, proper or advisable actions. Furthermore, Seller agrees to cooperate with Buyer and to take all actions, including execution of any documents, reasonably requested by Buyer necessary to maintain, preserve, protect and enforce the Assets.

(d) Effective on the Closing Date, Seller hereby irrevocably constitutes and appoints Buyer as its true and lawful attorney-in-fact with full irrevocable power, coupled with an interest, and authority in the place and stead of Seller and in the name of Seller or in his own name, for the purpose of executing any and all documents, agreements, affidavits or other documents or filings necessary to implement the transfer of the Intellectual Property to Buyer as provided in this Agreement. This power of attorney shall survive any liquidation of Seller.

7.5 Satisfaction of Conditions Precedent. Each Party shall use its reasonable best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 8 and Section 9, respectively, of this Agreement.

7.6 Employment Matters.

(a) Cooperation in Hiring. Seller agrees to cooperate with Buyer to assist Buyer in hiring the employees of Seller in connection with the operation of the Acquired Business that Buyer may elect to hire, if any, and Seller waives any rights that it may have to prohibit such persons from being engaged by Buyer. Except as otherwise set forth herein, all Liabilities and obligations with respect to persons accepting employment or other positions with Buyer, to the extent such Liabilities and obligations accrue after and relate to the period commencing on the Closing Date and are not Excluded Liabilities, shall be Liabilities and obligations of Buyer, and all Liabilities and obligations which relate to periods prior to the Closing Date or which relate during any period to any employees of Seller who do not enter into an employment arrangement with Buyer, including but not limited to any severance pay or any obligation to provide continuation health coverage, including severance pay accrued in connection with the Closing, shall be Liabilities and obligations of Seller and not Buyer.

(b) Employee Benefit Plans. Seller shall take any and all action required to terminate all of its employee benefit plans, including, but not limited to, self-funded “employee benefit plans” within the meaning of ERISA or that are intended to include a Code Section 401(k) arrangement (the “Terminable Benefit Plans”), and Seller shall be responsible for all Liabilities and obligations incurred in connection therewith. Seller shall cause all Seller Employee Plans that constitute an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA to fully vest each employee of Seller as of the date his or her employment with Seller terminates, and to provide for the distribution of such employee’s fully vested benefits in accordance with each such applicable plan’s distribution rules. Seller shall facilitate rollovers to Buyer’s 401(k) plan on behalf of each employee who participated in the Seller Employee Plans.

(c) Paid Time Off; Service Credit. Buyer shall assume Liabilities in an aggregate amount of up to $21,000 for any accrued but unused personal, sick, or vacation time or other paid time off to which any employee of Seller is entitled. Buyer shall credit each employee of Seller who accepts employment with Buyer or any affiliate of Buyer with service under Buyer’s employee benefit plans to the same extent such service was credited under a comparable plan of Seller as of the Closing Date, in accordance with and subject to the terms of Buyer’s employee benefit plans; provided, however, that such service will be credited solely for purposes of determining personal, sick or vacation time accruals.

(d) Entitlement. Nothing in this Agreement shall be construed to entitle any employee of Seller to any position of employment or any other arrangement or any specific compensation from Buyer or any affiliate of Buyer.

(e) Payroll Expenses. Seller shall pay when due all Liabilities of Seller to its employees or consultants including without limitation all wages, salaries, bonuses, vacation pay and other direct and/or indirect compensation earned by or owed to any current or former employee, temporary employee or consultant of Seller, subject to applicable restrictions under law, in each case with respect to periods prior to the Closing Date.

(f) Insurance. Seller shall use commercially reasonable efforts to cause its insurance carriers to honor all claims for benefits under the employee welfare benefit plans (as such term is defined in Section 3(1) of ERISA) maintained by Seller on behalf of the employees of Seller hired by Buyer and incurred through the Closing Date, in accordance with and subject to the terms of such welfare plans, without interruption as a result of the employment by Buyer of any such employee subsequent to the Closing Date.

7.7 Handling of Prior Claims. Seller covenants and agrees to handle and resolve all claims, actions and suits, if any, brought by any Person which relate to or arise out of the operation of the Acquired Business prior to the Closing Date (each, a “Prior Claim”), and shall cause its insurers to handle and resolve all Prior Claims, if any, in each case in a manner consistent with the historical policies and practices of Seller. Section 7.7 of the Seller Disclosure Schedule sets forth a list of all such Prior Claims as of the Closing Date. Upon the request of Buyer, Seller shall deliver periodic reports describing the status of each Prior Claim, if any, to Buyer until all Prior Claims have been finally resolved.

7.8 Mail, E-mails and Web Traffic. Following the Closing Date until no longer reasonably practicable (and in no event later than six (6) months after the Closing Date) for Seller, Seller agrees to forward to Buyer all communications regarding the Acquired Business received by Seller. Buyer agrees to return to Seller any mail received by Buyer unrelated to the Acquired Business.

7.9 Facility Access. Following the Closing Date, Seller shall afford Buyer and its directors, officers, employees, agents and consultants, and other advisors and representatives, reasonable access during normal business hours to all of its properties, books, Contracts, personnel and records as reasonably requested by Buyer.

7.10 Publicity. Without the prior consent of Buyer, Seller shall not, and shall cause its directors, officers, partners, employees, representatives and agents not to, make any public statement or press release with respect to the transactions contemplated hereby, or otherwise disclose to any person or entity the existence, terms, content or effect of this Agreement, except to the extent that disclosure is required by applicable law or to comply with the obligations set forth in this Agreement. If Seller determines to issue a press release or make other disclosure upon the signing of this Agreement, Seller shall first provide an advance copy to Buyer for its review and comments.

SECTION 8. CONDITIONS PRECEDENT TO THE CLOSING BY BUYER.

The obligation of Buyer to consummate this Agreement is subject to the fulfillment (or waiver by Buyer) at or prior to the Closing Date of the conditions set forth below.

8.1 Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct in all respects as of such specified date or dates); provided, however, that the condition set forth in this Section 8.1 shall be deemed satisfied unless the effect of all such failures of such representations and warranties to be true, complete and correct (for purposes of this proviso, determining the truth or correctness of such representations and warranties without giving effect to any qualifications with respect to materiality or Material Adverse Effect included therein), taken together, would have a Material Adverse Effect.

8.2 Performance. Seller shall have complied in all material respects with all covenants and agreements and satisfied in all material respects all conditions to be performed or satisfied by Seller on or prior to the Closing Date.

8.3 No Action. No action or proceeding shall have been instituted, pending or threatened before any Governmental Authority, or instituted or threatened in writing by any individual or entity, whether brought against Buyer or Seller, pertaining to the acquisition by Buyer of the Assets or the Acquired Business, and no order (other than an order permitting a sale to a third party) shall have been issued by any Governmental Authority having jurisdiction the results of which could prevent, materially delay or make illegal the consummation of such purchase or would have, or be reasonably expected to have, any Material Adverse Effect on the Assets.

8.4 Material Adverse Effect. No circumstance, change in, or effect on the Acquired Business or the Assets shall have occurred between the date hereof and the Closing which constitutes a Material Adverse Effect.

8.5 Receipt of Assumed Contracts and Intellectual Property. Seller shall have made available complete copies of all Assumed Contracts and copies of all governmental filings relating to the Intellectual Property; provided, however, that in the event Seller enters into a new Contract after the date of this Agreement that is to be added to Schedule 2.1(a) as an Assumed Contract, Buyer shall be provided with a complete copy of such Assumed Contract within three (3) business days after such Assumed Contract is executed (which new Contract shall state that such Contract shall be subject to assumption by Buyer pursuant to this Agreement).

8.6 Certificates. Buyer shall have received a certificate executed by Seller’s Chief Executive Officer, dated as of the Closing Date certifying to the matters set forth in Section 8.1, 8.2 and 8.3.

8.7 No Encumbrances. The Assets shall be free and clear of all Encumbrances, and, if applicable, all notices required to have been given and releases required to be obtained by Seller permitting the assumption by or assignment to Buyer of the Assets free and clear of all Encumbrances shall have been given and obtained by Seller (and copies thereof shall have been provided to Buyer). Without limiting the generality of the foregoing, if applicable, UCC termination statements shall have been filed wherever UCC financing statements were filed, any security interests on file with the Patent and Trademark Office or the Copyright Office shall have been released and evidence of the foregoing reasonably satisfactory to Buyer shall have been provided to Buyer.

8.8 Required Consents Obtained. All Required Consents shall have been obtained and provided to Buyer.

8.9 Termination of Employment; Waiver of Rights. Each employee to be hired by Buyer hereunder (including the Key Employees) shall have voluntarily terminated his or her employment with Seller (and terminated any employment agreement he or she has with Seller), and Seller shall have waived all of its rights under any agreements Seller may have with such employees, including any duty of confidentiality owed to Seller.

8.10 Employment Arrangements with Key Employees. Each Key Employee shall have entered into an employment agreement or other arrangement with Buyer (the “Employment Agreements”), such employment relationship to commence contingent upon the occurrence of the Closing hereunder.

8.11 Non-Competition Agreements. Buyer shall have received an executed Non-Competition Agreement in the form attached hereto as Exhibit C (the “Non-Competition Agreements”), effective as of the Closing Date, from each Key Employee, and such persons shall not have questioned the validity or enforceability of any such agreement.

8.12 Bill of Sale; Assumption Agreement. Seller shall have executed and delivered to Buyer the Bill of Sale and the Assumption Agreement.

8.13 Minimum Cash. The cash on hand of Seller to be transferred to Buyer at the Closing shall total not less than $534,000.

8.14 Services Agreement. Seller shall have executed and delivered to Buyer the Services Agreement.

SECTION 9. CONDITIONS PRECEDENT TO THE CLOSING BY SELLER.

The obligation of Seller to consummate this Agreement is subject to the fulfillment (or waiver by Seller) at or prior to the Closing Date of the conditions set forth below.

9.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct in all respects as of such specified date or dates), provided, however, that for purposes of determining the accuracy of such representations and warranties, all qualifications and exceptions referring to a Material Adverse Effect and other materiality qualifications and exceptions contained in such representations and warranties shall be disregarded.

9.2 Performance. Buyer shall have performed or complied in all material respects with all of its covenants, terms and conditions to be performed by Buyer prior to the Closing.

9.3 Transaction Consideration. On the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller (i) the Cash Consideration in accordance with Section 3.1 herein; and (ii) a certificate representing the Shares.

9.4 Certificates. Receipt of a certificate executed by a duly authorized officer of Buyer, dated as of the Closing Date certifying to the matters set forth in Sections 9.1 and 9.2.

9.5 No Actions. No action or proceeding shall have been instituted or threatened in writing before any Governmental Authority, or any individual or entity, whether brought against Buyer or Seller, pertaining to the acquisition by Buyer of the Assets, and no order shall have been issued by any court or agency having jurisdiction the results of which could prevent, materially delay or make illegal the consummation of such purchase.

9.6 Bill of Sale; Assumption Agreement. Buyer shall have executed and delivered to Seller the Bill of Sale and the Assumption Agreement.

9.7 Services Agreement. Buyer shall have executed and delivered to Seller the Services Agreement.

SECTION 10. INDEMNIFICATION.

10.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Parties contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing and continue until 5:00 p.m., California time, on the date which is the twelve month anniversary of the Closing Date (the “General Expiration Date”), at which time such representations and warranties shall terminate and be of no further force or effect; provided, however, that (i) the representations and warranties in Sections 5.2 (Capitalization), 5.5 (Due Authorization) and 5.19 (Taxes) (the “Fundamental Representations”), and (ii) in the case of fraud, intentional misrepresentation or willful breach (each a “Fraudulent Breach” and collectively “Fraudulent Breaches”), the representations and/or warranties that are the subject of such Fraudulent Breaches (but only with respect to the claim(s) underlying such Fraudulent Breach), shall survive the Closing until expiration of the applicable statutes of limitations (the “Applicable Extended Expiration Date”), at which time such representations and warranties shall terminate and be of no further force or effect. The covenants and obligations of the Parties hereto contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive until satisfied in accordance with their respective terms.

10.2 Indemnification by Seller.

(a) Following the Closing, and subject to the limitations set forth in this Section 10, Seller hereby covenants and agrees to defend, indemnify and save and hold harmless Buyer, together with its officers, directors, employees, agents, stockholders, members, attorneys and representatives and each Person who controls Buyer within the meaning of the Securities Act (the “Buyer Indemnified Parties”), from and against any loss, cost, expense, Liability, claim or legal damages (including, without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding (each, an “Action”) and all costs of investigation) (collectively, the “Damages”) arising out of or resulting from: (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by Seller in this Agreement or in any certificate, schedule or exhibit delivered by Seller pursuant to this Agreement or at the Closing; (ii) the failure of Seller to perform or observe fully any covenant, agreement or provision required to be performed or observed by it pursuant to this Agreement; (iii) all Excluded Liabilities; or (iv) any claims of third parties claiming compensation, commissions or expenses for services as a broker or finder based upon obligations incurred by Seller or any of its officers, employees or representatives.

(b) In the event that any Buyer Indemnified Party is made a defendant in or party to any action, suit, proceeding or claim, judicial or administrative, instituted by any third party for Damages (any such third party action, suit, proceeding or claim being referred to as a “Claim”), the Buyer Indemnified Party (referred to in this clause (c) as the “notifying party”) shall give notice thereof as soon as practicable and in any event within thirty (30) days after the Buyer Indemnified Party receives notice thereof. The failure to give such notice shall not affect whether an indemnifying party is liable for reimbursement hereunder unless such failure has resulted in the loss of material substantive rights with respect to the indemnifying party’s ability to defend such Claim or is otherwise materially prejudicial. The indemnifying party may contest and defend such Claim so long as the indemnifying party: (i) has a reasonable basis for concluding that such defense may be diligently conducted, (ii) diligently contests and defends such Claim, and (iii) acknowledges in writing that it is obligated to provide indemnification with respect to such Claim, subject to the limitations set forth herein. Notice of the intention to so contest and defend shall be given by the indemnifying party to the notifying party within twenty (20) days after the notifying party’s notice of such Claim. Such contest and defense shall be conducted by reputable attorneys employed by the indemnifying party and approved by the indemnified party (which approval will not be unreasonably conditioned, delayed or withheld). The notifying party shall be entitled, at its own cost and expense (which expense shall not constitute Damages unless the notifying party reasonably determines that the indemnifying party is not adequately representing or, because of a conflict of interest, may not adequately represent, the interests of the indemnified parties, and has provided the indemnifying party with notice of such determination, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the notifying party elects to participate in such defense, the notifying party will cooperate with the indemnifying party in the conduct of such defense. Neither the notifying party nor the indemnifying party may concede, settle or compromise any Claim without the consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned in light of all factors of importance to such party. Notwithstanding the foregoing, if the indemnifying party fails to acknowledge in writing its obligation to provide indemnification in respect of such Claim (subject to the limitations set forth herein), to assume the defense thereof with counsel reasonably satisfactory to the notifying party or to diligently contest and defend such Claim, then the notifying party alone shall be entitled to contest, defend and settle such Claim in the first instance (in which case, all expenses incurred in connection therewith shall constitute Damages) and, only if the notifying party chooses not to contest, defend or settle such Claim, the indemnifying party shall then have the right to contest and defend (but not settle) such Claim.

(c) Notwithstanding anything herein to the contrary, (i) except in the case of a Fraudulent Breach or the breach or inaccuracy of a Fundamental Representation, from and after the Closing Date, Seller shall not be obligated to indemnify the Buyer Indemnified Parties pursuant to this Section 10.2 for any indemnification claim that is made after the General Expiration Date, provided however, with respect to Claims, Actions or claims for Damages made prior to the General Expiration Date, but not resolved by the General Expiration Date, the obligations of Seller to indemnify the Buyer Indemnified Parties pursuant to this Section 10.2 for any such indemnification claims shall survive until resolution of such claims, and (ii) in the case of a Fraudulent Breach or the breach or inaccuracy of a Fundamental Representation, from and after the Closing Date, Seller shall not be obligated to indemnify the Buyer Indemnified Parties pursuant to this Section 10.2 for any indemnification claim that is made after the Applicable Extended Expiration Date with respect to a Fraudulent Breach or the breach or inaccuracy of a Fundamental Representation, provided however, with respect to Claims, Actions or claims for Damages made prior to the Applicable Extended Expiration Date with respect to a Fraudulent Breach or the breach or inaccuracy of a Fundamental Representation, but not resolved by the Applicable Extended Expiration Date, the obligations of Seller to indemnify the Buyer Indemnified Parties pursuant to this Section 10.2 for any such indemnification claims shall survive until resolution of such claims.

(d) Indemnification Limitations.

(i) No indemnification payment by Seller with respect to any indemnifiable Damages otherwise payable under Section 10.2 shall be payable until such time as all such indemnifiable Damages shall aggregate to more than $75,000 (the “Basket”); provided, that in the event such indemnifiable Damages exceed the Basket, the Buyer Indemnified Parties shall be entitled to indemnification for the entire amount of all such indemnifiable Damages including the amount of the Basket. This Section 10.2(d)(i) shall not apply to indemnification claims arising out of or resulting from (A) any breach of the Fundamental Representations or (B) any Fraudulent Breach (Damages arising from or related to the foregoing Section 10.2(d)(i)(A) and (B), the “Special Damages”).

(ii) From and after the Closing Date until the Release Date, any indemnification claims by the Buyer Indemnified Parties for indemnifiable Damages shall first be satisfied from the Holdback Fund and, to the extent the Holdback Fund is insufficient to satisfy the aggregate amount of indemnifiable Damages, the Buyer Indemnified Parties shall have the right to seek indemnification directly from the former members of Seller for any indemnifiable Damages in excess of amounts recovered from the Holdback Fund; provided, however, that the liability of each member or former member of Seller (together with any other liability arising under this Agreement) shall be limited to fifty percent (50%) of the aggregate Transaction Consideration actually received by such member or former member of Seller pursuant to this Agreement.

(iii) Subject to Section 10.2(c), from and after the Release Date, Seller shall not be obligated to indemnify the Buyer Indemnified Parties pursuant to Section 10.2, except with respect to Special Damages. The Buyer Indemnified Parties shall have the right to seek indemnification directly from the former members of Seller for any Special Damages; provided, however, that the aggregate liability of each member or former member of Seller for Damages arising out of or resulting from breaches of the Fundamental Representations (together with any other liability arising under this Agreement) shall be limited to fifty percent (50%) of the aggregate Transaction Consideration actually received by such member or former member of Seller pursuant to this Agreement.

(iv) Except in the case of fraud, intentional misrepresentation or willful breach in connection with this Agreement, none of Seller or any current or former member of Seller shall collectively be obligated to indemnify the Buyer Indemnified Parties pursuant to this Section 10.2 in the aggregate in excess of fifty percent (50%) of the Transaction Consideration actually received by such Persons pursuant to this Agreement and neither Seller, nor any current or former member of Seller shall be obligated to indemnify the Buyer Indemnified Parties pursuant to this Section 10.2 in excess of fifty percent (50%) of the Transaction Consideration actually received by such Person pursuant to this Agreement.

(v) No member or former member of Seller shall be liable to the Buyer Indemnified Parties for an amount of any Damages in excess of his proportionate share of such Damages based upon his percentage ownership of Seller as of the date hereof.

(vi) Notwithstanding anything herein to the contrary, in no event shall Seller or any member or former member of Seller be liable to the Buyer Indemnified Parties in an amount in excess of the gross Transaction Consideration.

(vii) Subject to the liability limitations set forth in this Section 10.2, the Buyer Indemnified Parties shall be entitled to set off, and not pay to the former members of Seller, amounts otherwise payable pursuant to Section 3.1(c) or Schedule 3.1(c) hereto against amounts finally determined to be due to the Buyer Indemnified Parties for Special Damages; provided, however, that in the event that Seller is obligated to indemnify the Buyer Indemnified Parties for Damages incurred on or prior to the Release Date, but not paid by Seller to the Buyer Indemnified Parties on or prior to the Release Date, the Buyer Indemnified Parties shall be entitled to set off, and not pay to the former members of Seller, amounts otherwise payable pursuant to Section 3.1(c) or Schedule 3.1(c) hereto against such amounts finally determined to be due to the Buyer Indemnified Parties for Damages.

10.3 Claims for Indemnification; Resolutions of Conflicts.

(a) In the event any Buyer Indemnified Party shall have a claim against any indemnifying party that does not involve a Claim, a Buyer Indemnified Party may seek recovery of Damages pursuant to this Section 10 by delivering to Buyer a Claim Certificate in respect of such claim. The date of such delivery to Seller of a Claim Certificate is referred to as the “Claim Date” of such Claim Certificate (and the claims for indemnification contained therein). For purposes hereof, “Claim Certificate” shall mean a certificate signed by any officer of Buyer (i) stating that a Buyer Indemnified Party has paid, sustained, incurred, or accrued Damages and (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid, sustained, incurred or accrued (taking into account the information then available to the Buyer Indemnified Party), and the nature of the indemnifiable matter to which such item is related. The failure to deliver such certificate shall not relieve Seller of its obligations hereunder, except to the extent such failure shall have materially prejudiced Seller, except as otherwise provided in Section 10.2(c).

(b) Objecting to a Claim for Indemnification.

(i) Seller may object to a claim for indemnification set forth in a Claim Certificate by delivering to Buyer a written statement of objection to the claim made in the Claim Certificate (an “Objection Notice”), provided that, to be effective, such Objection Notice must (i) be delivered to Buyer prior to midnight (California time) on the thirtieth (30th) day following the Claim Date of the Claim Certificate (such deadline, the “Objection Deadline” for such Claim Certificate and the claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(ii) If Seller does not object in writing (as provided in Section 10.3(b)(i)) to the claims contained in a Claim Certificate prior to the Objection Deadline for such Claim Certificate, such failure to so object shall be an irrevocable acknowledgment by Seller that the Buyer Indemnified Party is entitled to the full amount of the claims for Damages set forth in such Claim Certificate, subject to the limitations set forth in this Section 10 (and such entitlement shall be conclusively and irrefutably established) (any such claim, an “Unobjected Claim”).

(c) Resolution of Conflicts. In case Seller timely delivers an Objection Notice in accordance with Section 10.3(b)(i), Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If no such agreement can be reached after good faith negotiation prior to forty-five (45) days after delivery of an Objection Notice, each Party (or their permitted successors and assigns) have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 11.8.

10.4 Satisfaction of Claims; Holdback Fund.

(a) If a Buyer Indemnified Party is entitled to indemnification hereunder, such Buyer Indemnified Party shall satisfy the indemnification obligations of Seller for all Damages by (i) first, until such shall be depleted or fully distributed, obtaining payment from the Holdback Fund, by Buyer cancelling a number of Holdback Shares equal to the indemnification obligations of Seller valued pursuant to Section 3.1(b) hereof, such that such Holdback Shares shall be delivered to Buyer for cancellation or to become treasury stock of Buyer, and (ii) second, Seller paying any remaining amounts owed to the Buyer Indemnified Parties out of any other assets of Seller.

(b) In accordance with Section 3.1(b) and this Section 10, on the Closing Date Buyer shall hold back the Holdback Shares. In the event of (i)(A) any merger or consolidation of Buyer into or with another corporation, (B) any sale of all or substantially all of the assets of Buyer, following which any cash, securities or other property is paid or issued to stockholders of Buyer, (C) any liquidation or dissolution of Buyer in which any cash, securities or other property is distributed to the stockholders of Buyer, or (D) any stock exchange involving shares of Buyer Common Stock, between the date hereof and the Release Date, then any cash, securities or other property which Seller shall be entitled to otherwise receive as a result of any such event (the “Replacement Cash or Securities”), or (ii) if Buyer issues any cash or additional shares upon any dividend, stock split, stock dividend or other distribution affecting shares of Buyer Common Stock (“Additional Cash or Securities”), such Replacement Cash or Securities and Additional Cash or Securities shall be held back and shall become part of the Holdback Fund.

(c) The entire Holdback Fund shall be available to Buyer for claims that any Buyer Indemnified Party has against Seller under this Agreement until the Release Date.

(d) Termination of Holdback Fund. Pursuant to Section 3.1(b), the Holdback Fund (or any remaining portion thereof) shall be distributed in accordance with the terms hereof, as follows:

(i) If there are unresolved indemnification claims as of the Release Date, then, within ten (10) business days after the Release Date, Buyer shall release to Seller that number of Holdback Shares equal to the sum of (A) the total number of Holdback Shares originally placed into the Holdback Fund, less (B) the sum of (x) the total number of Holdback Shares that Buyer had previously cancelled, as of such date, in satisfaction of Seller’s indemnification obligations under this Section 10, plus (y) the number of Holdback Shares representing the reasonable estimated value of the liability of Seller for all unresolved claims, as calculated pursuant to Section 10.4(a) (any such distribution, a “Partial Distribution”); provided, however, that if the foregoing results in a negative number, then there shall be no Partial Distribution. If, after a Partial Distribution, all previously unresolved claims are resolved pursuant to the terms of this Agreement, then, within ten (10) business days after the resolution of the final unresolved claim, Buyer shall release to Seller the remaining Holdback Shares, if any (any such distribution, a “Residual Distribution”).

(ii) If there are no unresolved indemnification claims as of the Release Date, then, within ten (10) business days after the Release Date, Buyer shall release to Seller that number of Holdback Shares equal to the sum of (A) the total number of Holdback Shares originally placed into the Holdback Fund, less (B) the sum of the total number of Holdback Shares that Buyer has previously cancelled, as of such date, in satisfaction of Seller’s indemnification obligations under this Section 10 (any such distribution, a “Full Distribution”); provided, however, if the foregoing results in a negative number, then there shall be no Full Distribution.

(iii) When all portions of the Holdback Fund have been distributed in accordance with the terms of this Agreement, the Holdback Fund shall terminate.

10.5 Calculation of Damages; Other Limitations.

(a) In addition to the other limitations set forth in this Section 10, Seller shall not be liable under this Section 10 for any Damages that are for consequential, special, incidental, indirect or punitive damages. Except as set forth in Section 10.2(d)(vii) hereof, no Buyer Indemnified Party shall have the right to set-off any Damages against any payments to be made by any Buyer Indemnified Party pursuant to this Agreement.

(b) The amount of any Damages payable under this Section 10 by Seller shall be reduced by any (i) amounts recovered or recoverable by the Buyer Indemnified Parties under applicable insurance policies or from any other Person alleged to be responsible therefor and (ii) the Tax Benefits realizable by the Buyer Indemnified Parties arising from the incurrence or payment of any such Damages. If any Buyer Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any

Damages, subsequent to an indemnification payment by Seller, then such Buyer Indemnified Party shall promptly reimburse Seller for any payment made or expense incurred by Seller in connection with providing such indemnification payment in the amount received by such Buyer Indemnified Party, net of any expenses reasonably incurred by such Buyer Indemnified Party in collecting such amount. The Buyer Indemnified Parties shall use commercially reasonable best efforts to collect any amounts available under such insurance coverage or from such other Person alleged to have responsibility therefor prior to making any claim for indemnification under this Section 10. If any Buyer Indemnified Party receives any payment from Seller in respect of any Damages and such Buyer Indemnified Party could have recovered all or a part of such Damages from a third party based on the underlying claim asserted against Seller, such Buyer Indemnified Party shall assign such of its rights to proceed against such third party as are necessary to permit Seller to recover from such third party the amount of such indemnification payment. “Tax Benefit” shall mean any refund, credit, or other reduction in otherwise required Tax payments, currently or in the future (including any reduction in estimated Tax payments).

(c) The Buyer Indemnified Parties shall take, and shall cause their respective affiliates to take, all reasonable steps to mitigate and otherwise minimize their Damages to the maximum extent reasonably possible upon and after becoming aware of any event that would reasonably be expected to give rise to any Damages.

10.6 Sole and Exclusive Remedy. From and after the Closing, the rights of the Buyer Indemnified Parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Section 10, and such indemnification rights shall be the sole and exclusive remedies of the Buyer Indemnified Parties subsequent to the Closing with respect to any matter in any way relating to this Agreement or arising in connection herewith. To the maximum extent permitted by law, the Buyer Indemnified Parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any laws, at common law or otherwise. Except as provided in this Section 10, no claim, action or remedy shall be brought or maintained by any Buyer Indemnified Party against any other Person, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of Seller set forth or contained in this Agreement.

10.7 Tax Cooperation. After the Closing, Seller and Buyer agree to cooperate with each other in connection with any inquiry, audit, determination or proceeding affecting the liability of either of them for Taxes attributable to the ownership of the Assets or the Acquired Business, and, in connection with the determination of any such liability, each of them shall make available to each other within a reasonable amount of time, at no cost to the requesting party, any documents, correspondence, reports, books and records and any other materials bearing on such Tax inquiry, audit, examination, proceeding or determination then in the possession of the requested party; provided that each party shall be reimbursed for any reasonable out-of-pocket expenses it incurs in assisting another party under this Section 10.7.

10.8 Adjustment of Transaction Consideration. Buyer and Seller agree to treat any payments under this Section 10 as an adjustment to the Transaction Consideration for all Tax purposes.

SECTION 11. GENERAL PROVISIONS.

11.1 Notices. All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be personally delivered, mailed using first-class, registered, or certified mail, postage prepaid, or faxed to the following addresses or to such other address as the parties hereto may designate in writing:

Seller:

Canvas On Demand, LLC

10700 World Trade Boulevard

Suite 102

Raleigh, NC 27617

Attn:     Joe Schmidt and Tom Lotrecchiano

Fax:      (866) 556-5625

with a copy to, which shall not constitute notice:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attn:     Kathy A. Fields

Fax:      (650) 853-1038

Buyer:

CafePress.com, Inc.

1850 Gateway Drive, Suite 300

San Mateo, CA 94404

Attn:     Corporate Counsel

Fax:       (650) 240-0260

with a copy to, which shall not constitute notice:

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, CA 94304

Attn:     Stanley F. Pierson

Fax:      (650) 233-4545

All such notices, requests, consents and other communications shall be deemed to be properly given (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (c) if sent by mail, three (3) business days after the same has been deposited in mail, addressed and postage prepaid as set forth above and (d) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

11.2 Expenses. Each party will pay for its own legal, accounting, investment banking or valuation services, and any and all other costs and expenses incurred with respect to the transactions contemplated hereby and the negotiation and execution of this Agreement, including any action resulting from a breach of this Agreement, except as may be set forth in Section 10.2.

11.3 Counterparts; Facsimile or .PDF Signatures. This Agreement may be executed in any number of counterparts, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument. This Agreement may be executed and delivered by facsimile or .PDF and upon such delivery the facsimile or .PDF signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

11.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the state of Delaware, excluding that body of law pertaining to conflicts of laws.

11.5 Integration and Construction. This Agreement, including the Seller Disclosure Schedule, the Buyer Disclosure Schedule and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the Parties on the date of this Agreement, including the Related Agreements, shall comprise the complete and integrated agreement of the parties hereto and shall supersede all prior agreements, written or oral, on the subject matter hereof. Any captions to, or headings of, the sections of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation of this Agreement. Where the context so requires, words used in any gender shall be deemed to include other genders, and the singular number shall include the plural and vice versa. The Recitals appearing at the beginning of this Agreement, and the Exhibits and Schedules attached hereto, are hereby incorporated into and are deemed to constitute a part of the operative text of this Agreement. Each party hereto and such party’s counsel have had the full opportunity to review and comment upon, and have reviewed and commented upon, this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any Exhibits or Schedules attached hereto.

11.6 Waivers and Amendments. No amendment, modification, supplement, termination or waiver of any provision of this Agreement, and no consent to any departure therefrom, may in any event be effective unless in writing and signed by the party or parties affected thereby, and then only in the specific instance and for the specific purpose given.

11.7 Injunctive Relief; Indemnification. Any party may bring a claim seeking specific performance by way of injunctive relief before a court of competent jurisdiction to enforce the provisions of this Agreement, and any party seeking to enforce a claim for indemnification may bring any claim of indemnification which is not resolved within the time periods provided in Section 10.2 before a court of competent jurisdiction.

11.8 Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

11.9 Successors and Assigns. This Agreement and the provisions hereof shall be binding upon and inure to the benefit of each of the parties and their successors and assigns, including without limitation, any successors to Seller, including a successor Chapter 11 or Chapter 7 trustee.

11.10 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

11.11 Time of Essence. Time is of the essence of each and every term, condition, obligation, and provision hereof.

11.12 No Obligation to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto to, any person or entity other than the parties hereto; provided, however, that the members or former members of Seller shall be entitled to enforce the provisions hereof on behalf of Seller, including following any dissolution of Seller.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

BUYER:

CAFEPRESS.COM, INC., a Delaware corporation

By:	/s/ Bob Marino

Name:	Bob Marino

Title:	Chief Operating Officer

SELLER:

CANVAS ON DEMAND, LLC, a North Carolina limited liability company

By:	/s/ Thomas Lotrecchiano

Name:	Thomas Lotrecchiano

Title:	Chief Executive Officer

[signature page to Asset Purchase Agreement]

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of August 31, 2011, is made by and among CafePress Inc., a Delaware corporation (“Buyer”) Tom Lotrecchiano (“Lotrecchiano”) and Joe Schmidt (“Schmidt”) (together, the “Seller” with Lotrecchiano and Schmidt each as himself and, collectively, as representative of the former limited liability company formerly known as Canvas on Demand LLC “Company”).

RECITALS

WHEREAS, Buyer and Seller have entered into an Asset Purchase Agreement, dated as of September 1, 2010 (the “Agreement”);

WHEREAS, Lotrecchiano and Schmidt have assumed additional management responsibilities of Buyer involving Buyer’s C&B Business and Distributed Sales (as such terms are defined below);

WHEREAS, to the extent that the maximum amount payable under any one or more of the First Earn-Out, the Second Earn Out, the Third Earn Out is not fully earned, the parties desire to amend Schedule 3.1(c) to the Agreement to provide for two supplemental earn-out mechanisms that will afford Lotrecchiano and Schmidt, in their capacity as the holders of all equity interests of Seller, to earn through additional business activities of Buyer under their management a portion of the earn out payments that would otherwise have gone unearned; and

WHEREAS, pursuant to Section 11.6 of the Agreement, the Agreement may be amended by a written instrument signed by the party or parties affected thereby.

NOW, THEREFORE, the parties to this Amendment hereby agree as follows:

1.      Definitions.  Capitalized terms used herein without definition shall have their respective meanings as assigned in the Agreement.

2.      Schedule 3.1(c).  Schedule 3.1(c) to the Agreement is hereby amended and restated in its entirety as Schedule 3.1(c) Supplement in the form attached hereto as Exhibit A-1. From and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Agreement as affected and amended hereby. The Agreement, as affected and amended hereby, shall remain in full force and effect.

3.      Confirmation of Calculations.  The parties hereby reaffirm Section 3 in all respects as it applies to the calculations of “CAGR,” “Net Profit After Taxes” and “Revenue” as set forth in Schedule 3.1(c). Such terms shall be as intended under the definitions of the Agreement, regardless of accounting policies or other changes to methods of accounting later applied to certain revenue and income of the Buyer that may be otherwise applicable to financial statements and operational metrics of Buyer.

4.      Governing Law.  This Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the state of Delaware, excluding that body of law pertaining to conflicts of laws.

5.       Counterparts.  This Amendment may be executed in any number of counterparts (including execution by facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument binding on all parties hereto.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

BUYER:

CAFEPRESS INC., a Delaware corporation

By:	/s/ Monica N. Johnson

Name:	Monica N. Johnson

Title:	Chief Financial Officer

SELLERS:

/s/ Tom Lotrecchiano Tom Lotrecchiano, each on behalf of himself and Canvas on Demand LLC

/s/ Joe Schmidt Joe Schmidt, on behalf of himself and Canvas on Demand LLC

Exhibit A-1

AMENDED AND RESTATED Schedule 3.1(c)

EARN-OUT PAYMENT TERMS AND CONDITIONS

Dated as of AMENDMENT No. 1 TO ASSET PURCHASE AGREEMENT

Subject to the terms and conditions hereof, following the Closing Date, Buyer shall pay to Seller, or to Seller’s successors, assigns, members or former members designated in writing by Seller to Buyer, each of the following Earn-Out Payments as Additional Consideration for the Assets (it being agreed that in the event that Seller is liquidated prior to payment or distribution of an earned Earn-Out Payment, such Earn-Out Payment will be paid directly to each former member of Seller, Tom Lotrecchiano (“Lotrecchiano”) and Joe Schmidt (“Schmidt”), in proportion to such member’s ownership interest in Seller as of the Closing); provided, however, that each of Lotrecchiano and Schmidt, as applicable, shall only be eligible to receive the Earn-Out Payments if as of the date of the Applicable Earn-Out Payment:

(i)	such individual remains employed by Buyer or any of its subsidiaries and has not become incapacitated such that he cannot fully perform his employment obligations to Buyer or any subsidiary of Buyer; or

(ii)	such individual is no longer employed by Buyer or any of its subsidiaries and such employment has either been terminated by Buyer without Cause or such individual has resigned for Good Reason. For the avoidance of doubt, in the event an Earn-Out Payment date occurs during a Cure Period, the affected individual shall be deemed to be continue to be employed by Buyer (or its subsidiary as applicable) for purposes of this Schedule 3.1(c).

Definitions

To the extent a capitalized term is used herein without further definition, such term shall have meanings ascribed to it in the Agreement. Any reference to “Annual Revenue” herein shall mean the Revenue for periods from October 1 through September 30th each year.

“Cause” shall mean any of the following: (i) conviction of any felony, or any misdemeanor where imprisonment is imposed; (ii) the commission of any act of fraud, embezzlement or dishonesty with respect to Buyer; (iii) any unauthorized use or disclosure of confidential information or trade secrets of Buyer; (iv) willful misconduct or gross negligence in the performance of job duties, including refusal to comply in any material respect with the legal directives of Buyer’s Chief Executive Officer, Chief Financial Officer or Board of Directors, so long as such directives are not inconsistent with such individual’s position and duties, and such refusal is not remedied within thirty (30) days after written notice from Buyer’s Chief Executive Officer, Chief Financial Officer or Board of Directors, which notice shall state that failure to remedy such conduct may result in termination for Cause; or (v) repeated unexcused absences from employment with Buyer.

A termination shall be for “Good Reason” with respect to an individual if (i) there is a change of greater than fifty (50) miles in the principle geographic location at which such individual provides services to Buyer (currently 10700 World Trade Boulevard Suite 102,

Raleigh, North Carolina), or (ii) there is a material diminution in such individual’s base compensation (other than a general reduction in compensation that affects other members of Buyer’s management equally); provided, however, that anything herein to the contrary notwithstanding, an individual’s employment shall not be deemed terminated for “Good Reason” unless (a) written notice stating the basis for the termination is provided to the Company within thirty (30) days of the first occurrence of such condition; (b) such individual cooperates in good faith with Buyer’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (c) notwithstanding such efforts, the Good Reason condition continues to exist; and (d) such individual terminates his employment within 90 days after the end of the Cure Period. If Buyer cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Earn-Out Period” shall mean each or any of the individual earn out periods (e.g “First Earn-Out Period,” “Second Earn-Out Period”, or “Third Earn-Out Period”).

“First Earn-Out Period” shall mean the period commencing on October 1, 2010 and ending on September 30, 2011.

“Second Earn-Out Period” shall mean the period commencing on October 1, 2011 and ending on September 30, 2012.

“Third Earn-Out Period” shall mean the period commencing on October 1, 2012 and ending on September 30, 2013.

“Business” shall mean a defined sales channel of CafePress and/or the Acquired Business as combined and operational in each Earn Out Period (e.g., Art Business).

“Art Business” shall mean the combined businesses of (i) the CafePress Art Business, (ii) the Acquired Business and (iii) the business of Imagekind, currently a wholly-owned subsidiary of Buyer.

“Acquired Business” shall mean the business of transforming photographs and images into canvas works of art.

“C&B Business” shall mean the Business referred to as “Create & Buy” which may include Revenue generated from any purchasing source where users add a created product to a cart, add a product to the cart from any Create & Buy store name or subpage or where the user simply purchases their own created product.

“Distributed Sales Channels” shall mean new strategic business development and channel initiatives initiated as of April 1, 2011 including without limitation all Shops initiatives, OEM partnerships, “CafePress to Go” mobile applications, new social media-based programs and partnerships with third party e-commerce platforms.

“New Sales Revenue” shall mean a combination of Revenue derived from the C&B Business and revenue generated from Distributed Sales Channels in excess of Revenue generated by such Business in the Attributed Base Year Revenue for each such Business.

“Attributed Base Year Revenue” shall mean the Revenue from any Business for the twelve-month period from September 1, 2009 through August 30, 2010.

“CAGR” shall mean the compound annual growth rate of Revenue.

“Earn-Out Payments” shall collectively mean the First Earn-Out Payment, the Second Earn-Out Payment, the Third Earn-Out Payment, the Fourth Earn-Out Payment, the Fifth Earn-Out Payment and any and all Supplemental Earn-Out Payments combined.

“First Earn-Out Payment” shall mean the payment, if any, earned pursuant to the terms and conditions hereof with respect to the First Earn-Out Period.

“First Earn-Out Revenue Cap” shall mean the Revenue earned which would result in a First Earn Payment equal to $2,125,000.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Net Profit After Taxes” shall mean the net profit with respect to the subject business consistently applied and after Taxes (as defined in the Agreement) and exclusion of non-cash charges for stock option expense and goodwill amortization.

“Revenue” shall mean the revenue of a given Business, determined in accordance with GAAP consistently applied and subject to the provisions of the Agreement.

“Supplemental Earn-Out Payments” shall mean the payments, if any, earned with respect to New Seller Revenue, available during the First Earn-Out Period, Second Earn-Out Period or Third Earn-Out Period to address any shortfall in achievement of the First Earn-Out Milestone, Second Earn-Out Milestone or Third Earn-Out Milestone, respectively.

“Second Earn-Out Payment” shall mean the payment, if any, earned pursuant to the terms and conditions hereof with respect to the Second Earn-Out Period.

“Second Earn-Out Period Revenue Cap” shall mean the Revenue earned which would result in a Second Earn Out Payment equal to $2,125,000.

“Third Earn-Out Payment” shall mean the payment, if any, earned pursuant to the terms and conditions hereof with respect to the Third Earn-Out Period.

“Third Earn-Out Period Revenue Cap” shall mean the Revenue earned which would result in a Third Earn-Out Payment equal to $4,250,000.

“Fourth Earn-Out Payment” shall mean the payment, if any, earned pursuant to the terms and conditions hereof.

“Fifth Earn-Out Payment” shall mean the payment, if any, earned pursuant to the terms and conditions hereof.

To the extent that aggregate payments earned by Seller hereunder do not exceed (i) $2,125,000 with respect to the First Earn-Out Milestone, (ii) $2,125,000 with respect to the Second Earn-Out Milestone or (iii) $4,250,000 with respect to the Third Earn-Out Milestone, then Seller will have an opportunity to earn additional Supplemental Earn-Out Payments in each respective Earn-Out Period as provided below in two ways: (x) as an additional earn-out payment available related to the C&B Business, and (y) as an additional earn-out payment available related to the achievement of Revenue opportunities in Distributed Sales Channels.

As a prerequisite to Seller qualifying for any defined Supplemental Earn-Out Payments hereunder, Seller must continue to be employed by Company under same terms and conditions as required for payment of any other Earn Out Payment and specifically must each be employed in the capacity of management of the C&B Business and the Distributed Sales Channels during the relevant Earn-Out Periods described below. In the event that for any reason such Businesses cease to be operated under the management of Schmidt and Lotrecchiano, any Supplemental Earn-Out Payment will terminate with respect to subsequent periods; provided that Schmidt and Lotrecchiano may not be removed from such management roles without their consent. In such event, the calculation of any Supplemental Earn-Out Payment opportunities for the period in which such termination occurred will be pro-rated based on the number of whole months in the period in which Schmidt and Lotrecchiano managed the C&B Business and the Distributed Sales Channel during any applicable Earn-Out Period for which they worked.

Furthermore, due to changes and uncertainty in accounting policies and treatment with respect to flash promotion discount programs (e.g. Groupon and similar companies and programs) (“Flash Discount Programs”), the parties agree that calculations may in some instance vary for Net Profit and Revenue from what the Company might otherwise utilize for its financial statements. Given the uncertainty of accounting principles surrounding Flash Discount Programs, the parties agree to the following mechanism in the calculation of all Earn-Out Payments:

1)

If during any Earn-Out Period, Sellers determine that activity related to Flash Discount Programs may and/or is likely to cause any milestone related to any Earn-Out Period not to be met due to the calculation of Net Profit After Taxes or Revenue hereunder, then Sellers may notice the Chief Executive Officer of Company of the intent to cease offering Flash Discount Programs for the remainder of the applicable Earn Out Period in the applicable Business; and

2)	After such notice date, Company shall determine, at its sole election and in its discretion, whether and to what extent to continue any Flash Discount Programs with respect to such Business, and notwithstanding the foregoing, the calculation of Net Profit After Taxes and Revenue for purposes of any Earn-Out Payments and for the remainder of the Earn Out Period shall thereafter not impact such calculations toward the achievement of any milestones; and

3)	Company may continue such Flash Discount Programs in the applicable Businesses for purposes of calculating CAGR, Net Profit After Taxes or any Earn Out Payment hereunder, but shall do so at a fixed rate of Revenue and fixed COGS per unit as provided by Sellers and mutually agreed by the parties.

First Earn-Out

(a) First Earn-Out Payment Terms. In the event that, during the First Earn-Out Period, there is a minimum (i) of twenty-five percent (25%) CAGR in Revenue for the Acquired Business, (ii) of ten percent (10%) CAGR in Revenue for the CafePress Art Business and (iii) Net Profit after Taxes of nine percent (9%) for the Art Business during such period (collectively, the “First Earn-Out Milestone”), then Buyer shall, on a one-time basis, make the First Earn-Out Payment, calculated as follows: Buyer shall pay Seller $265,625.00 for each $1,000,000 of growth in Annual Revenue of the Acquired Business (and a pro rata portion of $265,625.00 for any portion thereof) during the First Earn-Out Period, over the Base Year Revenue. In no circumstance, shall the First Earn-Out Payment (together with the Supplemental Earn Out Payments for the same period, if any) exceed an aggregate of $2,125,000 to Seller (regardless of whether achieved by any of the methods noted herein), and shall be payable within thirty (30) days of the expiration of the First Earn-Out Period. In the event Seller does not otherwise earn the First Earn-Out Payment as set forth in subsection (a) above, Seller shall have two other mechanisms for earning the First Earn-Out Payment as set forth in subsection (b) below.

(b) Supplement to First Earn-Out for New Sales Revenue: In the event that the First Earn Out Payment is not otherwise earned in full pursuant to (a) above, Sellers shall have the opportunity to earn potential additional Supplemental Earn Out Payments for the First Earn Out Period attributable to the achievement of New Sales Revenue, in order to meet the full amount of First Earn Out Payment; however, that in no event shall the sum of the First Earn-Out Payment and any Supplemental Earn-Out Payment combined exceed $2,125,000 in the aggregate. The Supplemental Earn-Out Payments shall be due within thirty (30) days of the expiration of the First Earn-Out Period if and only if Seller has not otherwise been paid the full First Earn Out Payment. During the First Earn Out Period, Supplemental Earn-Out Payments may be earned in one or both ways as follows:

(1) For New Sales Revenue for the C&B Business: In the event that at September 30, 2011, (A) Seller has not earned the First Earn-Out Payment in its entirety, and (B) during the period from January 1, 2011 through September 30, 2011 there is (i) a minimum of twenty-five percent (25%) CAGR for the C&B Business (compared, to the prior period of October 1, 2009 through September 30, 2010 but pro-rated to 75% based on a nine-month period) and (ii) Net Profit After Taxes of nine percent (9%) for the C&B Business during the period from January 1, 2011 through September 30, 2011, then Buyer shall, on a one-time basis, make a Supplemental Earn-Out Payment with respect to the shortfall in the First Earn-Out Payment, calculated as follows: Buyer shall pay Seller $265,625.00 for each $1,000,000 of growth in annual Revenue of the C&B Business (and a pro rata portion of $265,625.00 for any portion thereof) during the First Earn-Out Period, over the Attributed Base Year Revenue for the C&B Business, up to an aggregate maximum amount of $318,750;

and/or

(2) For New Sales Revenue for Distributed Sales Channel: In the event that at September 30, 2011, (A) Seller has not earned the First Earn Out Payment in full, and (B) during the period from April 1, 2011 through September 30, 2011, there is a minimum of (i) of twenty-five percent (25%) CAGR in Revenue generated from the Distributed Sales Channel (compared, to the prior period of October 1, 2009 through September 30, 2010 but pro- rated to 50% based on a six-month period) and (ii) Net Profit After Taxes of nine percent (9%) for the Distributed Sales Channels during the period from April 1, 2011 through September 30, 2011, then Buyer shall, on a one-time basis, make a supplemental payment with respect to the shortfall in the First Earn-Out Payment, calculated as follows: Buyer shall pay Seller $265,625.00 for each $1,000,000 of growth in Revenue attributable to the Distributed Sales Channels (and a pro rata portion of $265,625.00 for any portion thereof) during the First Earn-Out Period, over the Attributed Base Year Revenue for the Distributed Sales Channels, up to an aggregate maximum amount of $212,500.

Second Earn-Out

(a) Second Earn Out Payment Terms. In the event that, during the Second Earn-Out Period there is a minimum (i) of twenty percent (20%) CAGR for the Art Business for the period from October 1, 2011 through the end of the Second Earn-Out Period and (ii) Net Profit After Taxes of nine percent (9%) for the Art Business during the same period (together, the “Second Earn-Out Milestone”), then Buyer shall, on a one-time basis, make the Second Earn-Out Payment, calculated as follows: Buyer shall pay Seller $265,625.00 for each $1,000,000 of growth in annual Revenue of the Art Business (and a pro rata portion of $265,625.00 for any portion thereof) during the Second Earn-Out Period (including for this purpose only the amount, if any, by which the Revenue of the Art Business in the First Earn-Out Period exceeded the First Earn-Out Revenue Cap), over the First Earn-Out Period Art Business Revenue. In no circumstances shall the Second Earn-Out Payment, together with the Supplemental Earn Out Payments for the same period, exceed an aggregate of $2,125,000 to Sellers, and shall be payable within thirty (30) days of the expiration of the Second Earn-Out Period. In the event Seller does not otherwise earn the Second Earn-Out Payment in full as set forth in (a) above, Seller shall have two other mechanisms for earning the Second Earn-Out Payment as set forth in (b) below.

(b) Supplement to Second Earn-Out for New Sales Revenue: In the event that the Second Earn Out Payments are not otherwise earned in full by Sellers pursuant to subsection (a)

above, Sellers shall have the opportunity to earn Supplemental Earn-Out Payments at each of the Second Earn Out Period attributable to the achievement of New Sales Revenue, in order to meet the full amount of Second Earn-Out Payments provided, however, that in no event shall the sum of the Second Earn-Out Payment together with any Supplemental Earn-Out Payments for the same period combined exceed $2,125,000 in the aggregate. The Supplemental Earn-Out Payment with respect to the Second Earn Out Period shall be due within thirty (30) days of the expiration of the Second Earn-Out Period if and only if Seller has not otherwise been paid the full Second Earn-Out Payment. During the Second Earn-Out Period, the Supplemental Earn-Out Payments may be earned in one or both ways as follows:

(1)         For New Sales Revenue for the C&B Business: In the event that at September 30, 2012, (A) Seller has not earned the Second Out Earn-Out Payment in full, and (B) during the Second Earn-Out Period there is (i) a minimum of twenty-five percent (25%) CAGR in Revenue for the C&B Business (compared, to the prior period) and (ii) Net Profit After Taxes of nine percent (9%) for the C&B Business during the Second Earn-Out Period, then Buyer shall, on a one-time basis, make a supplemental payment with respect to the shortfall in the Second Earn-Out Payment, calculated as follows: Buyer shall pay Seller $265,625.00 for each $1,000,000 of growth in Revenue of the C&B Business (and a pro rata portion of $265,625.00 for any portion thereof) during the Second Earn-Out Period, over the Attributed Base Year Revenue for the C&B Business, up to an aggregate maximum amount of $425,000;

and/or

(2)        For New Sales Revenue for Distributed Sales Channels: In the event that at September 30, 2012, (A) Sellers have not earned the Second Earn-Out Payment in full, and (B) during the Second Earn-Out Period, there is a minimum of (i) of twenty-five percent (25%) CAGR in Revenue generated from the Distributed Sales Channel (compared, to the prior period of October 1, 2010 through September 30, 2011 but pro- rated to 50% based on a six-month period) and (ii) Net Profit After Taxes of nine percent (9%) for the Distributed Sales Channels during the Second Earn Out Period, then Buyer shall, on a one-time basis, make a supplemental payment with respect to the shortfall in the Second Earn-Out Payment, calculated as follows: Buyer shall pay Seller $265,625.00 for each $1,000,000 of growth in Revenue attributable to Distributed Sales Channels (and a pro rata portion of $265,625.00 for any portion thereof) during the Second Earn-Out Period, over the Attributed Base Year Revenue for the Distributed Sales Channels, up to an aggregate maximum amount of $425,000.

Third Earn-Out

(a)        Third Earn Out Payment Terms: In the event that, during the Third Earn-Out Period there is a minimum (i) of twenty percent (20%) CAGR for the Art Business for the Third Earn-Out Period, and (ii) Net Profit After Taxes of nine percent (9%) for the Art Business during the Third Earn-Out Period (together, the “Third Earn-Out Milestone”), then Buyer shall, on a one-time basis, make the Third Earn-Out Payment, calculated as follows: Buyer shall pay Seller $265,625.00 for each $1,000,000 of growth in Revenue of the Art Business (and a pro rata portion of $265,625.00 for any portion thereof) during the Third Earn-Out Period (including for this purpose only the amount, if any, by which the Revenue of the Art Business in the Second

Earn-Out Period exceeded the Second Earn-Out Revenue Cap), over the Second Earn-Out Period Art Business Revenue. In no circumstance shall the Third Earn-Out Payment together with any Supplemental Earn Out Payments for the same period combined exceed $4,250,000 to Sellers, and shall be payable within thirty (30) days of the expiration of the Third Earn-Out Period. In the event Sellers do not otherwise earn the Third Earn-Out Payment as set forth in (a) above, Sellers shall have two other mechanisms for earning the Third Earn-Out Payment as set forth in (b) below.

(b)        Supplement to Third Earn-Out for New Sales Revenue: In the event that the Third Earn-Out Payment is not earned pursuant to subsection (a) above, Sellers shall have the opportunity to earn Supplemental Payments for the Third Earn Out Period attributable to the achievement of New Sales Revenue as defined herein, in order to meet the full amount of Third Earn-Out Payment; provided, however, that in no event shall the sum of the Second Earn-Out Payment and any Supplemental Earn-Out Payment combined exceed $4,250,000 in the aggregate. The Supplemental Earn-Out Payment shall be due within thirty (30) days of the expiration of the Third Earn-Out Period if and only if Seller has not otherwise been paid the entirety of the Third Earn-Out Payment. During the Third Earn-Out Period, the Supplemental Payments may be earned in one or both ways as follows:

(1)        For New Sales Revenue for the C&B Business: In the event that at September 30, 2012, (A) Sellers have not earned the Third Out Earn-Out Payment in full, and (B) during the Third Earn-Out Period there is (i) a minimum of twenty-five percent (25%) CAGR in Revenue for the C&B Business (compared, to the prior period) and (ii) Net Profit after Taxes of nine percent (9%) for the C&B Business during the Third Earn-Out Period, then Buyer shall, on a one-time basis, make a supplemental payment with respect to the shortfall in the Third Earn-Out Payment, calculated as follows: Buyer shall pay Seller $265,625.00 for each $1,000,000 of growth in Revenue of the C&B Business (and a pro rata portion of $265,625.00 for any portion thereof) during the Third Earn-Out Period, over the Attributed Base Year Revenue for the C&B Business, up to an aggregate maximum amount of $850,000;;

and/or

(2)        For New Sales Revenue for Distributed Sales Channels: In the event that at September 30, 2013, (A) Sellers have not earned the Third Earn-Out Payment in full, and (B) during the Third Earn-Out Period, there is a minimum of (i) of twenty-five percent (25%) CAGR in Revenue generated from the Distributed Sales Channel (compared, to the prior period) and (ii) Net Profit After Taxes of nine percent (9%) for the Distributed Sales Channels during the Third Earn-Out Period, then Buyer shall, on a one-time basis, make a supplemental payment with respect to the shortfall in the Third Earn-Out Payment, calculated as follows: Buyer shall pay Sellers $265,625.00 for each $1,000,000 of growth in Annual Revenue attributable to Distributed Sales Channels (and a pro rata portion of $265,625.00 for any portion thereof) during the Second Earn-Out Period, over the Attributed Base Year Revenue for the Distributed Sales Channel, up to an aggregate maximum amount of $850,000; provided, however, that in no event shall the sum of the Third Earn-Out Payment together with any Supplemental Earn-Out Payments combined exceed $4,250,000 in the aggregate. The Supplemental Earn-Out Payments shall be due within thirty (30) days of the expiration of the Third Earn-Out Period if and only if Seller has not otherwise been paid the entirety of Third Earn Out Payment.

Fourth Earn-Out

Buyer shall pay Seller an aggregate of up to $500,000 on a date eighteen (18) months after the Closing Date (the “Fourth Earn-Out Payment”), with $250,000 payable if Tom Lotrecchiano remains employed by Buyer or a subsidiary thereof on such date (or is not employed on such date due to a prior termination without Cause by Buyer or a prior termination for Good Reason by Tom Lotrecchiano) and an additional $250,000 payable if Joe Schmidt remains employed by Buyer or a subsidiary thereof on such date (or is not employed on such date due to a prior termination without Cause by Buyer or a prior termination for Good Reason by Joe Schmidt). The Fourth Earn-Out Payment shall be payable within thirty (30) days of the expiration of the 18-month anniversary of the Closing Date.

Fifth Earn-Out

In the event that (i) the Revenue of the Art Business for the Third Earn-Out Period reflects incremental Revenue for such period of at least $32,000,000 over the Attributable Base Year Revenue and Net Profit After Taxes of the Art Business for the Third Earn-Out Period equals or exceeds nine percent (9%), and (ii) the amount of the First Earn-Out Payment earned, including the Supplement Earn-Out Payments if any for the First Earn Out Period, was less than the $2,125,000 maximum payment for the First Earn-Out (the difference between such maximum payment and the actual First Earn-Out Payment the “First Earn-Out Shortfall”) or the amount of the Second Earn-Out Payment earned, including the Supplemental Earn Out Payments for the Second Earn Out Period, if any, was less than the $2,125,000 maximum payment for the Second Earn-Out Period (the difference between such maximum payment and the actual Second Earn-Out Payment the “Second Earn-Out Shortfall”), then Buyer shall, on a one-time basis, make a payment (the “Fifth-Earn Out Payment”) calculated as follows and subject to the following terms and conditions:

provided, however; that the Revenue of the Art Business for the Third Earn-Out Period equals or exceeds Revenue of the Art Business for the Second Earn-Out Period and Net Profit After Taxes of the Art Business for the Third Earn-Out Period equals or exceeds nine percent (9%), then within thirty (30) days of a period representing one (1) year from the expiration of the Third Earn-Out Period, Buyer shall make a Fifth Earn-Out Payment equal to the sum of the following, then:

(i) the full amount of the Second Earn-Out Shortfall, plus

(ii) either (A) the full amount of the First Earn-Out Shortfall if notwithstanding the failure to achieve the First Earn-Out Payment in full the CAGR of Revenue for the Acquired Business during the First Earn-Out Period equaled or exceeded 25% or (B) $958,000 if such CAGR for the Acquired Business during the First Earn-Out Period did not equal or exceed 25%. Notwithstanding the foregoing, Buyer shall have no obligation to pay any consideration pursuant to the Fifth Earn-Out Payment in the event that all of the conditions set forth in this section are not otherwise met.